EXHIBIT 99.2
CONFORMED COPY
SHARE EXCHANGE AGREEMENT
dated as of October 4, 2009
between and among
the Alfa Parties Listed in Schedule I
and
the Telenor Parties Listed in Schedule II

i

ii

     SHARE EXCHANGE AGREEMENT dated as of October 4, 2009 (the “Execution Date”) between and among the legal entities listed on Schedule I hereto (collectively, the “Alfa Parties” and, individually, each an “Alfa Party”) and the legal entities listed on Schedule II hereto (collectively, the “Telenor Parties” and, individually, each a “Telenor Party” and, together with the Alfa Parties, collectively, the “Parties” and, individually, each a “Party”).
WITNESSETH
     WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Parties wish to undertake the following transactions (collectively, the “Transactions”):
•	the Parties will jointly own VimpelCom Ltd., an exempted company newly formed under the laws of Bermuda (“Newco”);

•	the Parties will jointly own VimpelCom Holdings B.V., a company newly formed under the laws of the Netherlands (“HoldCo”);

•	the Parties will jointly cause Newco to make an offer to all VimpelCom Shareholders to acquire 100% of VimpelCom’s issued and outstanding Shares, for which VimpelCom Shareholders will be entitled to receive Newco DRs (except that, in the Russian voluntary tender offer, only Russian Qualified Investors may receive Newco DRs) or nominal cash consideration in exchange for their VimpelCom Shares (the “Exchange Offer”), subject to Newco meeting the Exchange Offer Threshold;

•	if the conditions precedent to completion of the Exchange Offer and the Kyivstar Share Exchange are satisfied, the Alfa Parties will cause the Alfa VimpelCom Shares to be transferred to Newco in the Exchange Offer, the Telenor Parties will cause the Telenor VimpelCom Shares to be transferred to Newco in the Exchange Offer, and Newco shall issue and deliver Newco Alfa Shares to a Person or Persons designated by Altimo and Newco Telenor Shares to a Person or Persons designated by Telenor Mobile;

•	if the Exchange Offer is completed, then immediately following the Exchange Offer (a) the Alfa Parties will cause their respective membership interests in Storm to be transferred to HoldCo and Newco, (b) the Telenor Parties will cause the Telenor Kyivstar Shares to be transferred to HoldCo, (c) the Parties will cause HoldCo to issue 8,524,363 HoldCo Shares to Telenor Mobile and 6,557,635 HoldCo Shares to Alpren and Hardlake and Newco to issue 13,120 Newco Common Shares to Hardlake, (d) Telenor Mobile and Alpren and Hardlake will immediately transfer such HoldCo Shares to Newco, and (e) the Parties will cause Newco to issue and deliver Newco Alfa Shares to a Person or Persons designated by Altimo and Newco Telenor Shares to a Person or Persons designated by Telenor Mobile (the “Kyivstar Share Exchange”);

•	promptly following completion of the Exchange Offer, the Parties will cause (a) VimpelCom to delist its securities from the NYSE and the RTS, and (b) Newco to, if necessary, commence the procedures for the compulsory purchase of any remaining VimpelCom Shares pursuant to Article 84.8 of the JSC Law (the “Squeezeout”); and

•	following the Squeezeout, the Parties will cause the VimpelCom Shares acquired by Newco pursuant to the Exchange Offer and the Squeezeout to be acquired by HoldCo;
     WHEREAS, as soon as reasonably practicable following the Execution Date, the Parties shall cause certain documents to be filed with the relevant courts and arbitration tribunals pursuant to the terms and subject to the conditions of this Agreement and the Settlement Agreement, with the consequence that the Telenor Parties and their Affiliates party thereto will cause certain litigation and arbitration proceedings to which they are parties against various Alfa Parties to be stayed, and the Alfa Parties and their Affiliates party thereto will cause certain litigation and arbitration proceedings to which they are parties against various Telenor Parties to be stayed, in each case, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1;

     WHEREAS, immediately following the Execution Date, the Parties shall cause dismissal documents to be filed with respect to certain litigation proceedings in Ukraine, with the consequence that all such proceedings shall be withdrawn in their entirety and dismissed with prejudice; and
     WHEREAS, immediately following completion of the Kyivstar Share Exchange, the Parties intend for certain documents to be filed with the relevant courts and arbitration tribunals pursuant to the terms and subject to the conditions of this Agreement and the Settlement Agreement, with the consequence that the Telenor Parties will cause all remaining litigation and arbitration proceedings to which they are parties against various Alfa Parties to be withdrawn, and the Alfa Parties will cause all remaining litigation and arbitration proceedings to which they are parties against various Telenor Parties to be withdrawn;
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     Section 1.1 Definitions.
     For the purposes of this Agreement, the following terms shall have the following meanings:
     “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this Agreement, neither Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), VimpelCom nor Kyivstar nor any of their respective Subsidiaries shall be deemed Affiliates of any Party.
     “Agreement” means this Share Exchange Agreement, together with the Schedules and Exhibits hereto.
     “A&H Entities” has the meaning specified in Schedule 7.3(d).
     “Alfa Affiliates” has the meaning specified in Section 8.3.
     “Alfa Kyivstar Shares” means 4,647,127 Kyivstar Shares, which equal 43.5% of the issued and outstanding Kyivstar Shares.
     “Alfa Parties” has the meaning specified in the Preamble.
     “Alfa Qualifying Action” has the meaning specified in Schedule 7.4(b).
     “Alfa Shares” means, collectively, the Alfa Kyivstar Shares and the Alfa VimpelCom Shares.

     “Alfa VimpelCom Shares” means the 18,964,799 VimpelCom Common Shares and 6,426,600 VimpelCom Preferred Shares.
     “Alpren” has the meaning specified in Schedule I.
     “Altimo” has the meaning specified in Schedule I.
     “Altimo Cooperatief” has the meaning specified in Schedule I.
     “Anticipated Closing Date” means the later of (a) the Cut-off Date and (b) the Business Day following the date on which the Exchange Offer is scheduled to be completed (before giving effect to any extension thereof).
     “Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.
     “Authorization” means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given or otherwise made available by, or required to be filed with, any Governmental Entity or pursuant to any Law.
     “Breaching Parties” has the meaning specified in Section 9.1(b)(iii).
     “Break Fee” has the meaning specified in Section 9.2(a).
     “Business Day” means a day upon which banks are generally open for business in each of Tortola, the British Virgin Islands, Gibraltar, Hamilton, Bermuda, Oslo, Norway, New York, New York, Moscow, Russian Federation, Amsterdam, the Netherlands and London, England.
     “Closing” has the meaning specified in Section 2.4.
     “Closing Date” has the meaning specified in Section 2.4.
     “Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50% of the voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).
     “Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50% of the voting power for the election of directors or other governing body of such first Person or more than 50% of the partnership or other ownership interests therein (other than as a limited partner of such first Person).
     “Crown” means Crown Finance Foundation, a foundation organized under the laws of Lichtenstein.
     “CTF” means CTF Holdings Limited, a company organized under the laws of Gibraltar.
     “CTF Guarantees” means, collectively, the CTF General Guarantee and the CTF Storm Guarantee.
     “CTF General Guarantee” means the guarantee agreement dated as of the date hereof between CTF and the Telenor Affiliates party thereto.

     “CTF Storm Guarantee” means the guarantee agreement dated as of the date hereof between CTF and the Storm Indemnified Parties.
     “Cut-off Date” has the meaning specified in Section 9.1(b)(i).
     “Depositary Bank” means one of the following United States depositary banks: The Bank of New York Mellon Corporation, Citigroup Inc., Deutsche Bank AG or JPMorgan Chase & Co.
     “Disclosing Party” has the meaning specified in Section 10.13(c).
     “Disclosure Schedule” has the meaning specified in Schedule 4.6.
     “Dismissal Documents” has the meaning specified in the Settlement Agreement.
     “Eco Telecom” has the meaning specified in Schedule I.
     “Escrow Agent” means Orrick, Herrington & Sutcliffe LLP, as escrow agent under the Settlement Escrow Agreement.
     “Event” means an event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.
     “Exchange Offer” has the meaning specified in the Recitals.
     “Exchange Offer Period” means the period beginning at the time of commencement of the Exchange Offer and ending at the time of the expiration of the Exchange Offer, as such period may be extended pursuant to Section 2.1(b).
     “Exchange Offer Threshold” means more than 95% of the issued and outstanding voting capital stock of VimpelCom.
     “Execution Date” has the meaning specified in the Preamble.
     “FAS” means the Federal Antimonopoly Service of the Russian Federation.
     “Financial Statements” has the meaning specified in Section 2.1 of Schedule 4.6.
     “FSFM” means the Federal Service for the Financial Markets of the Russian Federation.
     “Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority.
     “Hardlake” has the meaning specified in Schedule I.
     “HoldCo” has the meaning specified in the Recitals.
     “HoldCo2” has the meaning specified in Section 6.1(d).
     “HoldCo Articles” means the articles of association of HoldCo, in the form of Exhibit A.

     “HoldCo Promissory Note” means a promissory note of HoldCo having a face amount equal to the fair market value of the VimpelCom Shares transferred to HoldCo and otherwise substantially in the form attached as Annex B to the form of Share Transfer Agreement attached hereto as Exhibit B.
     “HoldCo Shares” means the shares of common stock of HoldCo, nominal value €1.00 per share.
     “HoldCo2 Shares” means the shares of common stock of HoldCo2, nominal value €1.00 per share.
     “Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including:
     (a) all indebtedness for borrowed money or for the deferred purchase price of property or services;
     (b) all vendor financing obligations;
     (c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods;
     (d) any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement;
     (e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations;
     (f) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not; and
     (g) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business.
     “Indemnified Party” has the meaning specified in Section 8.4(a).
     “Indemnifying Party” has the meaning specified in Section 8.4(a).
     “Information” has the meaning specified in Section 10.13(a).
     “Interim HoldCo Board” has the meaning specified in the Shareholders Agreement.
     “JSC Law” means the Federal Law of the Russian Federation No. 208-FZ “On Joint Stock Companies,” dated December 26, 1995, as amended.
     “Kyivstar” means Closed Joint Stock Company “Kyivstar G.S.M.,” a closed joint stock company organized under the laws of Ukraine.
     “Kyivstar Share Exchange” has the meaning specified in the Recitals.
     “Kyivstar Shareholders Agreement” means the Shareholders Agreement dated January 30, 2004 between and among Kyivstar, Telenor Mobile and Storm.

     “Kyivstar Shares” means the shares of common stock of Kyivstar, 50 Ukrainian Hryvnias nominal value per share.
     “Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.
     “LCIA” has the meaning specified in Section 10.10(a)(iii)(B).
     “Lien” means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Losses” has the meaning specified in Section 8.2(a).
     “Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of VimpelCom, Kyivstar and their respective Subsidiaries, taken as a whole, in each case, only to the extent the occurrence of such Event prevents the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by the Parties of any of their material obligations under any Transaction Agreement, or (b) the forced sale or auction of any of the Telenor VimpelCom Shares in satisfaction of any Order arising out of or relating to any Action referred to in Schedule 7.3(e); provided that any effect resulting from any of the following Events shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change or development in the United States, Russian or Ukrainian financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism or any worsening thereof, (iii) any change in the telecommunications industry generally, (iv) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Transaction Agreements or the Transactions, including any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, co-promotion, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, (v) any failure of VimpelCom, Kyivstar or any of their respective Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred), (vi) any change, in and of itself, in the market price or trading volume of VimpelCom ADRs or VimpelCom Common Shares (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred) or (vii) the taking of any action required by any of the Transaction Agreements.
     “Newco” has the meaning specified in the Recitals.
     “Newco Alfa Shares” means the 131,165,820 Newco Common Shares, the 379,295,980 Newco Common DRs and the 128,532,000 Newco Preferred DRs to be issued to the Person or Persons specified by Altimo in accordance with the terms and subject to the conditions of the Exchange Offer, the Kyivstar Share Exchange and this Agreement.
     “Newco Bye-Laws” means the amended and restated bye-laws of Newco in the form of Exhibit C.
     “Newco Common Shares” means the common shares, par value US$0.001 per share, in the capital of Newco.
     “Newco Common DRs” means depositary receipts each representing one (1) Newco Common Share.
     “Newco DRs” means, collectively, the Newco Common DRs and the Newco Preferred DRs.

     “Newco Preferred DRs” means depositary receipts each representing one (1) Newco Preferred Share.
     “Newco Preferred Shares” means the convertible preferred shares, par value US$0.001 per share, in the capital of Newco.
     “Newco Shares” means, collectively, the Newco Common Shares, the Newco DRs and the Newco Preferred Shares.
     “Newco Telenor Shares” means the 170,487,260 Newco Common Shares and the 345,091,580 Newco Common DRs to be issued to the Person or Persons specified by Telenor Mobile in accordance with the terms and subject to the conditions of the Exchange Offer, the Kyivstar Share Exchange and this Agreement.
     “NYSE” means the New York Stock Exchange.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity.
     “Original Opinion” means each of the legal opinions delivered on the Execution Date by the following legal counsel: (a) Wakefield Quin, in respect of Newco; (b) Loyens & Loeff, in respect of Holdco; (c) Walkers, in respect of Altimo; (d) Triay & Triay, in respect of each Eco Telecom and CTF; (e) Pyrgou Law Firm, in respect of the A&H Entities; and (f) Thommessen Krefting Greve Lund AS, in respect of each of the Telenor Parties.
     “Parent Guarantees” means, collectively, the Telenor Guarantee and the CTF Guarantees.
     “Parties” has the meaning specified in the Preamble.
     “Permits” has the meaning specified in Section 1.4 of Schedule 4.6.
     “Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).
     “Proceedings” means the litigation and arbitration proceedings that are described in Exhibit A to the Settlement Agreement.
     “Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between and among Newco, Eco Telecom, Altimo, Altimo Cooperatief, Telenor Mobile and Telenor East.
     “Registration Statement” means the registration statement, together with any amendments or supplements thereto, to be filed with the SEC by Newco on Form F-4 to register the Exchange Offer and the issuance and distribution of the Newco Shares.
     “Regulatory Approvals” has the meaning specified in Section 6.2(b).
     “Representatives” means, with respect to a Party, such Party’s Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, accountants, financial advisors and other agents.
     “Restructuring Indemnity Claim” has the meaning specified in Section 8.2(h)(i).
     “Restructuring Proposal” has the meaning specified in Section 8.2(h)(i).
     “RTS” means the Russian Trading System.
     “Rules” has the meaning specified in Section 10.10(a).

     “Russian Offering Document” means the voluntary tender offer form filed by Newco with the FSFM in accordance with Articles 84.1 and 84.9 of the JSC Law for the offer to purchase 100% of the VimpelCom Common Shares and VimpelCom Preferred Shares.
     “Russian Qualified Investor” means a “qualified investor,” as defined in the Federal Law of the Russian Federation No. 39-FZ “On the Securities Market,” dated April 22, 1996, as amended.
     “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.
     “Settlement Agreement” means the Settlement Agreement dated as of the date hereof between and among the Alfa Parties and their Affiliates party thereto and the Telenor Parties and their Affiliates party thereto.
     “Settlement Escrow Agreement” means the Settlement Escrow Agreement dated as of the date hereof between and among Orrick, Herrington & Sutcliffe LLP, as escrow agent, and the parties to the Settlement Agreement.
     “Shareholders Agreement” means the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Altimo, Altimo Cooperatief, Telenor Mobile, Telenor East and Newco.
     “Specified European Country” has the meaning specified in Section 6.2(b)(vi).
     “Squeezeout” has the meaning specified in the Recitals.
     “Stay Documents” has the meaning specified in the Settlement Agreement.
     “Storm” means Storm LLC, a limited liability company organized under the laws of Ukraine.
     “Storm-1” means LLC Storm 1, a limited liability company organized under the laws of Ukraine.
     “Storm-2” means LLC Storm 2, a limited liability company organized under the laws of Ukraine.
     “Storm-3” means LLC Storm 3, a limited liability company organized under the laws of Ukraine.
     “Storm Indemnified Parties” has the meaning specified in Section 8.2(a).
     “Storm Indemnity Period” has the meaning specified in Section 8.2(b).
     “Storm Interests” means 100% of the membership interests in Storm.
     “Storm Obligations” has the meaning specified in Section 6.9(a).
     “Storm Warranties” has the meaning specified in Section 4.6.
     “Strategic Sector Commission” means the Governmental Commission on Control of Foreign Investments in the Russian Federation.
     “Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

     “Taxes” means any federal, regional, local, municipal and other tax, assessment, duty or similar charge of any kind whatsoever, including any corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social fund, payroll, environmental or other tax, and including any (a) interest, penalties and additions imposed with respect to such amounts and (b) liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.
     “Tax Return” shall mean any return, declaration, report, form, claim for refund or information return or statement (including elections, disclosures, schedules, estimates and information Tax Returns) filed or required to be filed with any taxing authority relating to Taxes, including any amendment thereof and any schedule or attachment thereto.
     “Telenor Affiliates” has the meaning specified in Section 8.1.
     “Telenor ASA” means Telenor ASA, a company organized under the laws of Norway.
     “Telenor East” has the meaning specified in Schedule II.
     “Telenor Guarantee” means the Guarantee Agreement dated as of the date hereof between Telenor ASA and the Alfa Parties and certain of their Affiliates.
     “Telenor Kyivstar Shares” means 6,040,262 Kyivstar Shares, which represent 56.5% of the issued and outstanding Kyivstar Shares.
     “Telenor Mobile” has the meaning specified in Schedule II.
     “Telenor Parties” has the meaning specified in the Preamble.
     “Telenor Qualifying Action” has the meaning specified in Schedule 7.3(b).
     “Telenor Shares” means, collectively, the Telenor Kyivstar Shares and the Telenor VimpelCom Shares.
     “Telenor VimpelCom TRS” means the cash-settled total return equity swap dated June 2, 2006, as amended, between Telenor East and ING Bank, N.V., London Branch, in respect of 2,237,000 VimpelCom ADRs.
     “Telenor Ukraina I” has the meaning specified in Schedule II.
     “Telenor Ukraina II” has the meaning specified in Schedule II.
     “Telenor Ukraina III” has the meaning specified in Schedule II.
     “Telenor Ukraina IV” has the meaning specified in Schedule II.
     “Telenor Ukraina V” has the meaning specified in Schedule II.
     “Telenor Ukraina VI” has the meaning specified in Schedule II.
     “Telenor Ukraina VII” has the meaning specified in Schedule II.
     “Telenor Ukraine Entities” means, collectively, Telenor Ukraina I, Telenor Ukraina II, Telenor Ukraina III, Telenor Ukraina IV, Telenor Ukraina V, Telenor Ukraina VI and Telenor Ukraina VII.
     “Telenor VimpelCom Shares” means 15,337,854 VimpelCom Common Shares and the 38,334,500 VimpelCom ADRs.

     “Terminating Party” has the meaning specified in Section 9.1(b).
     “Transaction Agreements” means, collectively, this Agreement, the Settlement Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Settlement Escrow Agreement and the Parent Guarantees.
     “Transactions” has the meaning specified in the Recitals.
     “Ukrainian Antimonopoly Authority” means the Antimonopoly Committee of Ukraine, or any successor entity thereto, including any applicable territorial agent thereof.
     “Ukrainian JSC Law” means the Law of Ukraine on Joint Stock Companies dated September 17, 2008, effective as of April 29, 2009.
     “Ukrainian Securities Commission” means the State Commission on Securities and the Stock Market of Ukraine.
     “VEB” means the state corporation “Bank for Development and Foreign Economic Affairs” (Vnesheconombank).
     “VEB Pledge” means the pledge by Eco Telecom of 6,426,600 VimpelCom Preferred Shares and 18,964,799 VimpelCom Common Shares to VEB pursuant to the Pledge Agreement dated November 1, 2008, a redacted copy of which was filed by Eco Telecom with the SEC.
     “VimpelCom” means Open Joint Stock Company “Vimpel-Communications,” a joint stock company organized under the laws of the Russian Federation.
     “VimpelCom ADRs” means VimpelCom’s American Depositary Shares, each representing one-twentieth (1/20) of one (1) VimpelCom Common Share and which are currently listed on the NYSE.
     “VimpelCom Common Shares” means the shares of common stock of VimpelCom, 0.005 Russian rubles nominal value per share.
     “VimpelCom Consents” has the meaning specified in Section 6.1(a)(xii).
     “VimpelCom Preferred Shares” means the shares of preferred stock of VimpelCom, 0.005 Russian rubles nominal value per share.
     “VimpelCom Shareholders” means, collectively, the registered holders of VimpelCom ADRs, VimpelCom Common Shares and VimpelCom Preferred Shares.
     “VimpelCom Shareholders Agreement” means the Shareholders Agreement dated as of May 30, 2001 between Telenor East and Eco Telecom.
     “VimpelCom Shares” means, collectively, the VimpelCom ADRs, the VimpelCom Common Shares and the VimpelCom Preferred Shares.
     Section 1.2 Interpretation.
     For the purposes of this Agreement, except to the extent that the context otherwise requires:
     (a) when a reference is made in this Agreement to the Preamble, the Recitals, an Article, Section, Exhibit or Schedule, such reference is to the Preamble, the Recitals, an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;
     (b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

     (c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;
     (h) references to a Person are also to its permitted successors and assigns;
     (i) the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;
     (j) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, in each case, only to the extent legally binding;
     (k) “ordinary course of business” (or similar terms) shall be deemed to be followed by “consistent with past practice”;
     (l) “assets” shall include “rights,” including rights under contracts; and
     (m) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.
ARTICLE II
EXCHANGE OFFER; KYIVSTAR SHARE EXCHANGE
     Section 2.1 The Exchange Offer.
     (a) Subject to satisfaction or waiver of all conditions specified in Section 7.1, and on the basis of the representations and warranties contained herein, the Parties shall, and shall cause Newco to, undertake the Exchange Offer, in which Newco shall offer:
     (i) through a voluntary tender offer in Russia, to all holders of VimpelCom Common Shares, twenty (20) Newco Common DRs or 0.01 Russian rubles in exchange for each VimpelCom Common Share; provided, that Newco shall not accept tenders pursuant to the voluntary tender offer from any VimpelCom Shareholder who is not a Russian Qualified Investor if such VimpelCom Shareholder elects to receive Newco Common DRs in exchange for VimpelCom Common Shares;
     (ii) through a voluntary tender offer in Russia, to all holders of VimpelCom Preferred Shares, twenty (20) Newco Preferred DRs or 0.01 Russian rubles in exchange for each VimpelCom Preferred Share; provided, that Newco shall not accept tenders pursuant to the voluntary tender offer from any VimpelCom Shareholder who is not a Russian Qualified Investor if such VimpelCom Shareholder elects to receive Newco Preferred DRs in exchange for VimpelCom Preferred Shares;

     (iii) through an exchange offer in the United States, to all holders of VimpelCom ADRs, one (1) Newco Common DR or 0.0005 Russian rubles in exchange for each VimpelCom ADR;
     (iv) through an exchange offer in the United States, to all holders of VimpelCom Common Shares, twenty (20) Newco Common DRs or 0.01 Russian rubles in exchange for each VimpelCom Common Share; and
     (v) through an exchange offer in the United States, to all holders of VimpelCom Preferred Shares, twenty (20) Newco Preferred DRs or 0.01 Russian rubles in exchange for each VimpelCom Preferred Share;
provided that Newco shall have no obligation to, and the Parties shall not permit Newco to, complete the Exchange Offer unless VimpelCom Shares representing in the aggregate the Exchange Offer Threshold are validly tendered to Newco prior to the end of the Exchange Offer. Subject to satisfaction or waiver of all conditions specified in ARTICLE VII, Eco Telecom and Telenor East agree to tender their respective VimpelCom Shares in the Exchange Offer in exchange for Newco DRs.
     (b) Within the final twenty-five (25) days before the expiration of the Exchange Offer period, each of Altimo and Telenor Mobile has the right, in its discretion, subject to applicable Law, to unilaterally cause the acceptance period in the Exchange Offer to be extended for up to an additional twenty-five (25) days (for a total of up to fifty (50) days in the aggregate if each of Altimo and Telenor Mobile exercises such right) by (i) shortening the payment period for VimpelCom Shares tendered into the Exchange Offer (to the extent reasonably feasible and to the extent such period can be shortened in accordance with applicable Law), and/or (ii) subject to sections 4.01(c) and 4.02(a) of the Shareholders Agreement, changing the following information relating to Newco that must be specified in the share transfer order and recorded in Newco’s account in VimpelCom’s shareholders’ register: its name or the name of Newco’s registering body, in Russian and/or English. Each Party shall be obligated to, and each of Altimo and Telenor Mobile shall cause Newco to, take all action necessary or desirable in accordance with applicable Law to cause any such extension to become effective.
     (c) The Parties shall cause Newco to issue to the Depositary Bank, immediately prior to the settlement of the Exchange Offer, such number of Newco Common Shares as is equal to the number of Newco Common Shares that are to be represented by the Newco Common DRs to be transferred to VimpelCom Shareholders participating in the Exchange Offer and electing to receive Newco Common DRs, subject to and in accordance with Section 2.1(a). In exchange, the Depositary Bank shall issue such number of Newco Common DRs to Newco. In settlement of the Exchange Offer, Newco will exchange the Newco Common DRs with such VimpelCom Shareholders.
     (d) The Parties shall cause Newco to issue to the Depositary Bank, immediately prior to the settlement of the Exchange Offer, such number of Newco Preferred Shares as is equal to the number of Newco Preferred Shares that are to be represented by the Newco Preferred DRs to be transferred to VimpelCom Shareholders participating in the Exchange Offer and electing to receive Newco Preferred DRs, subject to and in accordance with Section 2.1(a). In exchange, the Depositary Bank shall issue such number of Newco Preferred DRs to Newco. In settlement of the Exchange Offer, Newco will exchange the Newco Preferred DRs with such VimpelCom Shareholders.
     Section 2.2 Stay of Proceedings; Settlement Escrow.
     Simultaneously with the execution of this Agreement, each of the Alfa Parties and their Affiliates and the Telenor Parties shall:
     (a) duly execute and cause to be delivered the Stay Documents to which they are parties in accordance with the Settlement Agreement; and
     (b) duly execute and deposit the Dismissal Documents to which they are parties with the Escrow Agent in accordance with the Settlement Agreement.

The Dismissal Documents shall be held or filed, as applicable, by the Escrow Agent in accordance with the Settlement Escrow Agreement. The Escrow Agent shall hold and file the Dismissal Documents solely in accordance with the terms of the Settlement Escrow Agreement.
     Section 2.3 The Kyivstar Share Exchange.
     If the Exchange Offer is completed in accordance with Section 2.1 and Newco holds VimpelCom Shares representing in the aggregate the Exchange Offer Threshold, then:
     (a) Alpren and Hardlake shall, in accordance with Section 2.5, contribute to HoldCo 99.99% of the ownership rights, title and interest in and to the Storm Interests and to Newco 0.01% of the ownership rights, title and interest in and to the Storm Interests, in each case, free and clear of all Liens, in exchange for the issuance by HoldCo to Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) of a combined total of 6,557,635 HoldCo Shares and the issuance by Newco to Hardlake (or another Controlled Affiliate of CTF designated by Altimo) of 13,120 Newco Common Shares, in each case, free and clear of all Liens;
     (b) Telenor Mobile and each Telenor Ukraine Entity shall, in accordance with Section 2.6, contribute to HoldCo all ownership rights, title and interest in and to the Telenor Kyivstar Shares, free and clear of all Liens, in exchange for the issuance by HoldCo to Telenor Mobile and the Telenor Ukraine Entities (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) of a combined total of 8,524,363 HoldCo Shares, free and clear of all Liens;
     (c) Immediately upon receiving the HoldCo Shares pursuant to Section 2.3(a), Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) shall transfer their HoldCo Shares acquired in the Kyivstar Share Exchange, free and clear of all Liens, to Newco in exchange for the issuance by Newco to Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) of a combined total of 131,152,700 Newco Common Shares, free and clear of all Liens; and
     (d) Immediately upon receiving the HoldCo Shares pursuant to Section 2.3(b), Telenor Mobile, and each Telenor Ukraine Entity (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) shall transfer their HoldCo Shares acquired in the Kyivstar Share Exchange, free and clear of all Liens, to Newco in exchange for the issuance by Newco of to Telenor Mobile and the Telenor Ukraine Entities (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) of a combined total of 170,487,260 Newco Common Shares, free and clear of all Liens.
     Section 2.4 Closing of the Kyivstar Share Exchange.
     The closing of the Kyivstar Share Exchange (the “Closing”) shall take place in Amsterdam, the Netherlands immediately following the tender by Eco Telecom and Telenor East of their respective VimpelCom Shares in accordance with Section 2.1, or at such other place, date and time as Telenor Mobile and Altimo may agree in writing. The date and time at which the Closing actually occurs is referred to herein as the “Closing Date.”
     Section 2.5 The Alfa Parties’ Obligations at the Closing.
     Pursuant to the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, at or, to the extent required hereunder, prior to the Closing and in exchange for the Telenor Parties’ performance of their obligations in Section 2.6:
     (a) the Alfa Parties shall deliver to Newco, HoldCo and the Telenor Parties:
     (i) the documents specified in Schedule 2.5(a) duly executed in respect of the Storm Interests, and
     (ii) the certificate of an authorized representative of Altimo specified in Section 7.3(a) and Section 7.3(c); and
     (b) the Alfa Parties shall take the actions set forth in the Settlement Agreement and the Settlement Escrow Agreement to procure the release by the Escrow Agent of the Dismissal

Documents, other than those previously filed in accordance with the terms of the Settlement Agreement.
     Section 2.6 The Telenor Parties’ Obligations at the Closing.
     Pursuant to the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, at or, to the extent required hereunder, prior to the Closing and in exchange for the Alfa Parties’ performance of their obligations in Section 2.5:
     (a) the Telenor Parties shall deliver to Newco, HoldCo and the Alfa Parties:
     (i) the documents specified in Schedule 2.6(a) duly executed in respect of the Telenor Kyivstar Shares, and
     (ii) the certificate of an authorized representative of Telenor Mobile specified in Section 7.4(a) and Section 7.4(c); and
     (b) the Telenor Parties shall take the actions set forth in the Settlement Agreement and the Settlement Escrow Agreement to procure the release by the Escrow Agent of the Dismissal Documents, other than those previously filed in accordance with the terms of the Settlement Agreement.
     Section 2.7 Newco Closing Deliveries.
     (a) At the Closing, the Parties shall cause Newco (a) to deliver (i) to the Person(s) specified by Altimo, all ownership rights, title and interest in and to the Newco Alfa Shares, free and clear of all Liens, and (ii) to the Person(s) specified by Telenor Mobile, all ownership rights, title and interest in and to the Newco Telenor Shares, free and clear of all Liens; (b) to provide (i) to the Alfa Parties, a receipt evidencing that the Newco Alfa Shares have been registered in the names and denominations requested by Altimo no later than one (1) Business Day prior to the Closing Date, and (ii) to the Telenor Parties, a receipt evidencing that the Newco Telenor Shares have been registered in the names and denominations requested by Telenor Mobile no later than one (1) Business Day prior to the Closing Date.
     (b) At the Closing, the Parties shall cause Newco to deliver the documents specified in Schedule 2.7(b), in each case (other than item 5 thereof), duly notarized and certified with an apostille and translated into Ukrainian, with such translation notarized by a Ukrainian notary.
     Section 2.8 HoldCo Closing Deliveries.
     At the Closing, the Parties shall cause HoldCo to deliver the documents specified in Schedule 2.8, in each case (other than items 6, 7 and 8 thereof), duly notarized and certified with an apostille and translated into Ukrainian, with such translation notarized by a Ukrainian notary.
     Section 2.9 Delisting; Squeezeout.
     Following completion of the Exchange Offer, the Parties shall (a) cause VimpelCom to delist the VimpelCom ADRs from the NYSE and the VimpelCom Shares from the RTS, and (b) if there are any remaining VimpelCom Shares that are not held by Newco, cause Newco to promptly commence the Squeezeout and promptly take such other actions as may be necessary from time to time to ensure that Newco acquires 100% of the issued and outstanding VimpelCom Shares.
     Section 2.10 Transfer of VimpelCom Shares.
     (a) As soon as reasonably practicable following Newco’s acquisition of 100% of the issued and outstanding VimpelCom Shares, the Parties will cause:
     (i) the VimpelCom ADRs acquired pursuant to the Exchange Offer and the Squeezeout to be converted into VimpelCom Common Shares;

     (ii) all but one (1) of the VimpelCom Shares acquired by Newco pursuant to the Exchange Offer and the Squeezeout (including those converted from VimpelCom ADRs pursuant to Section 2.10(a)(i)) to be transferred to HoldCo (with Newco retaining direct ownership of one (1) VimpelCom Common Share); and
     (iii) HoldCo to issue and deliver to Newco €150,000 and a HoldCo Promissory Note in exchange for the VimpelCom Shares transferred to HoldCo pursuant to Section 2.10(a)(ii).
     (b) If the Ministry of Finance of the Netherlands has not confirmed that Newco and HoldCo form a fiscal unity prior to Newco’s acquisition of 100% of the issued and outstanding VimpelCom Shares, the Parties shall cause Newco to transfer to HoldCo2 all of the HoldCo Shares owned by Newco and the HoldCo Promissory Note in consideration for the issue of such number of HoldCo2 Shares as shall be determined by Newco and HoldCo2.
ARTICLE III
GENERAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES
     Each Party hereby severally represents and warrants to each other Party as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:
     Section 3.1 Organization and Authority.
     Such Party is a legal entity duly formed or organized and validly existing under the Laws of its jurisdiction of organization, with full power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations thereunder, including taking such actions as are required to be taken by it on the Closing Date, and to consummate the transactions contemplated thereby. Such Party has all requisite corporate power and authority to own, use and operate its Assets and Properties and to carry on its business as it is now being conducted.
     Section 3.2 Due Authorization; Binding Obligation.
     The execution, delivery and performance by such Party of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, have been duly authorized by all necessary action on the part of such Party, and no further action is required on the part of such Party, its board of directors (or similar governing body) or its shareholders or members in connection with the authorization of such execution, delivery or performance. Each Transaction Agreement required to be executed on the date hereof by such Party has been duly and validly executed and delivered by such Party. Each Transaction Agreement to which such Party is a party constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable Law or public policy and except to the extent any clause thereof provides for the payment of a penalty.
     Section 3.3 Non-Contravention.
     (a) Such Party’s execution, delivery and performance of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of (a) the charter documents, by-laws or other constitutive documents of such Party or (b) as of the Execution Date only, any Law to which such Party is subject, except, in each case, where such violation, conflict or breach would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement.

     (b) Such Party’s execution, delivery and performance of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any such Party, including any Order of any court or other Governmental Entity or result in the creation of any Lien upon any property or assets of such Party under any of the terms, conditions or provisions of any contract to which such Party is a party, except where such violation, conflict, breach, default, right of termination, cancellation, acceleration or Lien would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement to which it is a party or, with respect to the Alfa Parties on the Execution Date only, except for the VEB Pledge.
     Section 3.4 Regulatory Approvals.
     As of the Execution Date only, except for obtaining the Regulatory Approvals and such Authorizations as such Party has obtained prior to the Execution Date, such Party is not required to obtain any Authorization necessary for its execution, delivery or performance of any Transaction Agreement to which it is a party or the consummation of the transactions contemplated thereby, except for any failure to obtain Authorizations that would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement to which it is a party.
     Section 3.5 Brokers Fees or Commissions.
     Except as specified in Schedule 3.5 and as contemplated by Section 6.1(a)(ix), there are no claims (or any basis for any claims) for brokerage commissions, finder’s fees or like payments in connection with any Transaction Agreement or the transactions contemplated thereby resulting from any action taken by such Party or on such Party’s behalf.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ALFA PARTIES
     The Alfa Parties hereby jointly and severally represent and warrant to the Telenor Parties as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:
     Section 4.1 Ownership of the Alfa Shares.
     (a) (i) Crown is the legal, beneficial and record owner of 100% of CTF’s issued and outstanding capital stock; (ii) CTF is the beneficial owner of 71.249% of Altimo’s issued and outstanding capital stock; (iii) Altimo is the legal, beneficial and record owner of 100% of Alpren’s issued and outstanding capital stock and 100% of the issued and outstanding capital stock of Hardlake; (iv) Alpren is the legal, beneficial and record owner of 49.9% of the outstanding membership interests in Storm, and Hardlake is the legal, beneficial and record owner of 50.1% of the outstanding membership interests in Storm; (v) on the Execution Date, Storm, Storm-1, Storm-2 and Storm-3 are the legal, beneficial and record owners of the Alfa Kyivstar Shares and as of the Closing Date, one or more of Storm, Storm-1, Storm-2 and Storm-3 will be the legal, beneficial and record owners of the Alfa Kyivstar Shares, which represent 43.5% of the issued and outstanding capital stock of Kyivstar. On the Execution Date, Storm, Storm-1, Storm-2 and Storm-3 are the registered owners of the Alfa Kyivstar Shares and as of the Closing Date, one or more of Storm, Storm-1, Storm-2 and Storm-3 will be the registered owner of the Alfa Kyivstar Shares, and, in each case, such ownership is free and clear of any Liens. On the Closing Date, the Alfa Parties will transfer to HoldCo and Newco, and cause HoldCo and Newco to have the exclusive ownership of all of the outstanding membership interests in Storm, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements. If Storm-1, Storm-2 and Storm-3 have not transferred the Kyivstar Shares held by them to Storm prior to the Closing Date, on the Closing Date, the Alfa Parties will cause Storm-1, Storm-2 and Storm-3 to transfer the Kyivstar Shares held by them to Storm, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements.
     (b) The legal and record owners of Altimo are those Persons specified in Schedule 4.1(b), in each case, owning such number of shares of Altimo’s issued and outstanding capital stock as is specified opposite their respective names in Schedule 4.1(b).
     (c) (i) Altimo is the legal, beneficial and record owner of 100% of Eco Telecom’s issued and outstanding capital stock; and (ii) Eco Telecom is the legal and beneficial owner and VEB is the registered nominee-holder pursuant to a custody agreement dated October 28, 2008 between VEB and Eco Telecom of the Alfa VimpelCom Shares, which represent 44.00001% of the issued and outstanding capital stock of VimpelCom. Eco Telecom’s ownership of the Alfa VimpelCom Shares is free and clear of any Liens, except for the VEB Pledge. The Alfa VimpelCom Shares are the only VimpelCom Shares owned directly, indirectly or beneficially by any Alfa Party or any of their Affiliates or Controlling Persons, and none of the Alfa Parties nor any of their Affiliates or Controlling Persons has any economic, voting, derivative or other interest in any VimpelCom Share other than the Alfa VimpelCom Shares. As of the Closing Date, after giving effect to the transfer by the Alfa Parties of the Alfa VimpelCom Shares to Newco in the Exchange Offer, (A) Newco shall have sole and exclusive ownership of the Alfa VimpelCom Shares, free and clear of any Liens other than those Liens arising under the Transaction Agreements, and (B) Altimo Cooperatief (or another Controlled Affiliate(s) of CTF designated by Altimo) shall have sole and exclusive ownership of the Newco Alfa Shares issued in accordance with the terms and conditions of the Exchange Offer, except for any pledge by the Alfa Parties in replacement of the VEB Pledge.
     Section 4.2 Title to Shares.
     (a) All of the Alfa Kyivstar Shares have been acquired and fully paid for in accordance with the Laws of Ukraine. Each issuance in respect of the Alfa Kyivstar Shares has been carried out in compliance with the Laws of Ukraine and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Alfa Kyivstar Shares by Storm, Storm-1, Storm-2 and Storm-3 and, as of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3, were, in each case, duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Alfa Kyivstar Shares by Storm, Storm-1, Storm-2 and Storm-3 and, as of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3, were duly and timely obtained. As of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3 complied in all respects with applicable Law.
     (b) All of the Alfa VimpelCom Shares have been acquired and fully paid for in accordance with the Laws of the Russian Federation. Each issuance in respect of the Alfa VimpelCom Shares has been carried out in compliance with the Laws of the Russian Federation and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Alfa VimpelCom Shares by Eco Telecom were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Alfa VimpelCom Shares by Eco Telecom were duly and timely obtained.
     Section 4.3 Legal Proceedings.
     As of the Execution Date only, except for the Proceedings and as specified in Schedule 7.3(e), there are no Actions pending or, to the knowledge of the Alfa Parties, threatened in writing against, relating to or affecting any of the Alfa Parties, or any of their respective Assets and Properties which may result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by any of the Transaction Agreements or otherwise result in a material diminution of the benefits contemplated by any of the Transaction Agreements to Newco, HoldCo, or any of the Telenor Parties.

     Section 4.4 Investment Representations.
     The Alfa Parties are acquiring securities pursuant to the Kyivstar Share Exchange for their own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution of such shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. Each Alfa Party (a) understands that, as of the Execution Date, the securities to be acquired pursuant to the Kyivstar Share Exchange have not been, and on the Closing Date, the securities to be acquired pursuant to the Kyivstar Share Exchange will not be, registered under the Securities Act or any other applicable securities law and may not be offered or sold within the United States or to, or for the account or benefit of, any “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person” (as so defined), and is not acquiring any of the shares for the account or benefit of any U.S. person (as so defined), (c) acknowledges and agrees that the offer and sale of the securities to be acquired pursuant to the Kyivstar Share Exchange to the Alfa Parties has taken place outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States and any of its territories or possessions, and (d) has not, nor has any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the securities to be acquired pursuant to the Kyivstar Share Exchange.
     Section 4.5 Exclusivity of Representations.
     Each Alfa Party acknowledges and agrees that the representations and warranties made by the Telenor Parties or any of their Affiliates in ARTICLE III, ARTICLE V and Section 10.10(e) of this Agreement, article II and section 7.14(e) of the Shareholders Agreement, article 4, article 11 and section 12.2(e) of the Settlement Agreement, article IV and section 5.10(e) of the Telenor Guarantee, section 8.5(e) of the Registration Rights Agreement and any certificate delivered by or on behalf of any Telenor Party or any of their Affiliates specifically in respect of any Transaction Agreement are the only representations and warranties made by the Telenor Parties or any of their Affiliates in connection with any Transaction Agreement, and except for the representations and warranties specifically described above, no Telenor Party has made or will make any representation or warranty, express or implied, as to any matter whatsoever.
     Section 4.6 Storm.
     The representations and warranties regarding Storm contained in Schedule 4.6 (the “Storm Warranties”), (a) which are not qualified as to materiality and do not specify dollar amounts, are true and correct in all material respects on and as of the respective dates on which the Storm Warranties are expressed in Schedule 4.6 to be made and (b) which are qualified as to materiality or specify dollar amounts, are true and correct on and as of the respective dates on which the Storm Warranties are expressed in Schedule 4.6 to be made.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TELENOR PARTIES
     The Telenor Parties hereby jointly and severally represent and warrant to the Alfa Parties as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:
     Section 5.1 Ownership of the Telenor Shares.
     (a) (i) Telenor ASA is the legal, beneficial and record owner of 100% of Telenor Mobile’s issued and outstanding capital stock; (ii) Telenor Mobile is the legal, beneficial and record owner of 100% of each Telenor Ukraine Entity’s respective issued and outstanding capital stock and (iii) Telenor Mobile and each Telenor Ukraine Entity are the legal, beneficial and record owners of 100% of the Telenor Kyivstar Shares, which represent 56.5% of the issued and outstanding capital stock of Kyivstar. Telenor Mobile and each Telenor Ukraine Entity are the registered owners of the Telenor Kyivstar Shares and such ownership is free and clear of any Liens. On the Closing Date, the Telenor

Parties will transfer to HoldCo, and cause HoldCo to have sole and exclusive ownership of, the Telenor Kyivstar Shares, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements.
     (b) (i) Telenor ASA is the legal, beneficial and record owner of 100% of Telenor Mobile Holding AS’s issued and outstanding capital stock, which is the legal, beneficial and record owner of 100% of Telenor East’s issued and outstanding capital stock; and (ii) Telenor East is the legal, beneficial and record owner of 100% of the Telenor VimpelCom Shares, which represent 29.9% of the issued and outstanding voting capital stock of VimpelCom. Telenor East is (A) the registered owner of the Telenor VimpelCom Shares in VimpelCom’s (other than in respect of any Telenor VimpelCom Shares held in the form of VimpelCom ADRs) and (B) the registered owner of those Telenor VimpelCom Shares held in the form of VimpelCom ADRs, and, such ownership is free and clear of any Liens. The Telenor VimpelCom Shares are the only VimpelCom Shares owned directly, indirectly or beneficially by any Telenor Party or any of their Affiliates or Controlling Persons, and none of the Telenor Parties nor any of their Affiliates or Controlling Persons has any economic, voting, derivative or other interest in any VimpelCom Share other than the Telenor VimpelCom Shares and the VimpelCom Shares subject to the Telenor VimpelCom TRS (to which Telenor East Invest has economic exposure). As of the Closing Date, after giving effect to the transfer by the Telenor Parties of the Telenor VimpelCom Shares to Newco in the Exchange Offer, (A) Newco shall have sole and exclusive ownership of the Telenor VimpelCom Shares, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements, and (B) Telenor East Invest (or another Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) shall have sole and exclusive ownership of the Newco Telenor Shares issued in accordance with the terms and conditions of the Exchange Offer.
     Section 5.2 Title to Shares.
     (a) All of the Telenor Kyivstar Shares have been acquired and fully paid for in accordance with the Laws of Ukraine. Each issuance in respect of the Telenor Kyivstar Shares has been carried out in compliance with the Laws of Ukraine and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Telenor Kyivstar Shares by Telenor Mobile and the Telenor Ukraine Entities were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Telenor Kyivstar Shares by Telenor Mobile and the Telenor Ukraine Entities were duly and timely obtained.
     (b) All of the Telenor VimpelCom Shares have been acquired and fully paid for in accordance with the Laws of the Russian Federation. Each issuance in respect of the Telenor VimpelCom Shares has been carried out in compliance with the Laws of the Russian Federation and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Telenor VimpelCom Shares by Telenor East were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Telenor VimpelCom Shares by Telenor East were duly and timely obtained.
     Section 5.3 Legal Proceedings.
     As of the Execution Date only, except for the Proceedings and as specified in Schedule 7.3(e), there are no Actions pending or, to the knowledge of the Telenor Parties, threatened in writing against, relating to or affecting any of the Telenor Parties, or any of their respective Assets and Properties which may result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by any of the Transaction Agreements or otherwise result in a material diminution of the benefits contemplated by any of the Transaction Agreements to Newco, HoldCo, or any of the Alfa Parties.

     Section 5.4 Investment Representations.
     The Telenor Parties are acquiring securities pursuant to the Kyivstar Share Exchange for their own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution of such shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. Each Telenor Party (a) understands that, as of the Execution Date, the securities to be acquired pursuant to the Kyivstar Share Exchange have not been, and on the Closing Date, the securities to be acquired pursuant to the Kyivstar Share Exchange will not be, registered under the Securities Act or any other applicable securities law and may not be offered or sold within the United States or to, or for the account or benefit of, any “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person” (as so defined), and is not acquiring any of the shares for the account or benefit of any U.S. person (as so defined), (c) acknowledges and agrees that the offer and sale of the securities to be acquired pursuant to the Kyivstar Share Exchange to the Telenor Parties has taken place outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States and any of its territories or possessions, and (d) has not, nor has any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the securities to be acquired pursuant to the Kyivstar Share Exchange.
     Section 5.5 Exclusivity of Representations.
     Each Telenor Party acknowledges and agrees that the representations and warranties made by the Alfa Parties or any of their Affiliates in ARTICLE III, ARTICLE IV and Section 10.10(e) of this Agreement, article II and section 7.14(e) of the Shareholders Agreement, article 4, article 11 and section 12.2(e) of the Settlement Agreement, article IV of the CTF General Guarantee, article III and section 4.10(e) of the CTF Storm Guarantee and section 8.5(e) of the Registration Rights Agreement and any certificate delivered by or on behalf of any Alfa Party or any of their Affiliates specifically in respect of any Transaction Agreement are the only representations and warranties made by the Alfa Parties or any of their Affiliates in connection with any Transaction Agreement, and except for the representations and warranties specifically described above, no Alfa Party has made or will make any representation or warranty, express or implied, as to any matter whatsoever.
ARTICLE VI
FURTHER AGREEMENTS AND ASSURANCES
     Section 6.1 Accomplishing the Transactions.
     (a) Notwithstanding the generality of the foregoing, as promptly as practicable after the Execution Date, to the extent not completed on the date hereof, each Party shall cooperate with all other Parties, their respective Representatives, Newco, HoldCo, Kyivstar and VimpelCom and take (or cause to be taken) the following actions as soon as commercially practical in furtherance of the Transactions:
     (i) taking those actions necessary for the formation and operation of Newco, including (A) the adoption of the Newco Bye-Laws, (B) the constitution of Newco’s interim board and appointment of its interim directors in accordance with section 4.18 of the Shareholders Agreement, (C) the constitution of Newco’s initial supervisory board and appointment of its initial chief executive officer and other officers in accordance with sections 4.03 and 4.06 of the Shareholders Agreement, and (D) the engagement of an independent public accounting firm to act as Newco’s independent auditors;
     (ii) taking those actions necessary for the formation and operation of HoldCo, including (A) the adoption of the HoldCo Articles, (B) the constitution of HoldCo’s interim board in accordance with section 4.18 of the Shareholders Agreement, (C) the constitution of HoldCo’s initial board in accordance with section 4.14 of the Shareholders Agreement, and (D) the opening of a securities account of HoldCo at a Ukrainian licensed securities custodian;

     (iii) causing Kyivstar to complete the audit of its financial statements for the 2006, 2007 and 2008 fiscal years;
     (iv) causing the pro forma financial statements of Newco to be prepared in accordance with the rules and regulations promulgated under the Exchange Act;
     (v) drafting and filing with the SEC the Registration Statement and any other necessary SEC filings and responding in a prompt and timely manner to any and all of the SEC’s comments and requests for additional information in respect of the Registration Statement and such filings;
     (vi) applying to list the Newco Common DRs on the NYSE and responding in a prompt and timely manner to any and all of the NYSE’s comments and requests for additional information in respect of the listing application;
     (vii) causing Newco to enter into a depositary agreement on commercially reasonable terms for the issuance of Newco DRs with a Depositary Bank agreed by Altimo and Telenor Mobile;
     (viii) selecting candidates to become directors and officers of Newco and HoldCo in accordance with this Agreement and the Shareholders Agreement;
     (ix) selecting printers and a tender offer solicitation firm reasonably acceptable to Altimo and Telenor Mobile to support the Transactions;
     (x) selecting a headquarters location in the Netherlands reasonably acceptable to Altimo and Telenor Mobile for Newco’s operations and negotiating a lease agreement for Newco’s headquarters on commercially reasonable terms;
     (xi) RESERVED;
     (xii) obtaining the consents, waivers or actions specified in Schedule IV in respect of the Exchange Offer (collectively, the “VimpelCom Consents”);
     (xiii) waiving any rights or obligations of any Party that may be necessary in respect of the Kyivstar Shareholders Agreement or the VimpelCom Shareholders Agreement;
     (xiv) obtaining directors and officers’ insurance for Newco and HoldCo’s directors and officers at commercially reasonable rates with an international recognized insurance provider mutually acceptable to the Parties;
     (xv) promptly after obtaining the VimpelCom Consents and making the applicable SEC and NYSE filings, causing Newco to commence the Exchange Offer; and
     (xvi) if the Exchange Offer Threshold is achieved and the Exchange Offer is completed, causing Newco to properly and legally distribute the Newco Shares to the VimpelCom Shareholders in accordance with the procedures described in the Registration Statement and applicable Law.
     (b) Each Party agrees to furnish to Newco all material information in its possession or reasonably available to it concerning such Party, its Affiliates and its Representatives, Kyivstar and VimpelCom, and to take all such other actions as may be reasonably requested in connection with the Registration Statement, the listing application for the NYSE and any applications required in respect of the Regulatory Approvals. Each Party agrees, as to itself, its Affiliates and Representatives, that none of the written information supplied or to be supplied by it expressly for inclusion in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it shall become aware prior to the Closing Date of any information that would cause the Registration Statement to contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.
     (c) The Parties shall use their reasonable best efforts to cause to be delivered to the Parties a comfort letter from VimpelCom and Kyivstar’s independent auditors, dated and delivered on or about the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Parties and customary in scope and substance for letters delivered by independent public auditors in connection with registration statements similar to the Registration Statement.
     (d) If the Ministry of Finance of the Netherlands has not confirmed within forty-five (45) days of the Execution Date that Newco and HoldCo form a fiscal unity (which the Parties shall use their reasonable best efforts to cause), (i) the Parties shall, as soon as reasonably practicable, cause Newco to form a new Dutch B.V. company (“HoldCo2”), which shall have articles of association in substantially the same form as the HoldCo Articles and a board with the same members as the Interim HoldCo Board, and (ii) Altimo shall cause CTF to execute the undertaking to the CTF Storm Guarantee entitling HoldCo2 to become a beneficiary under the CTF Storm Guarantee.
     Section 6.2 Government Filings and Approvals.
     (a) Each Party agrees to use its reasonable best efforts to comply promptly with all requests or requirements which applicable Law or any Governmental Entity may impose on such Party with respect to the Transactions and the other transactions contemplated by the Transaction Agreements. The Parties’ reasonable best efforts shall include a good faith response, in cooperation with the other Parties, to all requests for information, documentary or otherwise, by any Governmental Entity; provided, however, that no Party nor any of its Affiliates shall be required to divest any operations, assets or business in connection with the receipt of clearance of the transactions contemplated by the Transaction Agreements.
     (b) Notwithstanding the generality of the foregoing, as promptly as practicable after the Execution Date, each Party shall cooperate with all other Parties, their Representatives, Newco, HoldCo, Kyivstar and VimpelCom and take the following actions to receive the Authorizations specified below from the relevant Governmental Entities (collectively, the “Regulatory Approvals”):
     (i) the Parties shall jointly submit to the SEC a request for the no action letter in connection with the Exchange Offer and the Squeezeout described in Section 7.1(f);
     (ii) the Parties shall jointly submit an application to the FAS for approval to allow Newco and/or HoldCo to acquire 100% of VimpelCom;
     (iii) the Parties shall jointly submit an application to the Strategic Sector Commission for approval to allow Newco and/or HoldCo to acquire 100% of VimpelCom;
     (iv) the Parties shall jointly submit an application(s) to the Ukrainian Antimonopoly Authority for approval to allow Newco and/or HoldCo to acquire 100% of Kyivstar and VimpelCom;
     (v) the Parties shall submit, or, as the case may be, cause VimpelCom or its Subsidiaries to submit, applications to the relevant Governmental Entities for the required regulatory consents or approvals in those jurisdictions where VimpelCom or its Subsidiaries operate;
     (vi) with respect to each European country specified in Schedule 6.2(b)(vi) (each, a “Specified European Country”), the Parties shall (A) obtain an opinion of counsel reasonably acceptable to Altimo and Telenor Mobile to the effect that no such filing or notification is required in such Specified European Country, (B) obtain written clarification from the competent national competition authority in such Specified European Country that no such filing or notification is required or (C) complete any filings or notifications that are required pursuant to the antitrust or competition laws of such Specified European Country;
     (vii) the Parties shall use their reasonable best efforts to cause Newco to file the Registration Statement with the SEC and respond in a prompt and timely manner to any and all of the SEC’s comments or requests for additional information;
     (viii) the Parties shall use their reasonable best efforts to cause all necessary consents, applications and approvals to be filed to allow Newco to establish its headquarters in the Netherlands;
     (ix) the Parties shall obtain a favorable Dutch tax ruling confirming the Dutch tax residency of Newco and a Dutch tax residency certificate in respect of HoldCo;
     (x) not later than thirty (30) days prior to the Closing Date, the Parties shall cause HoldCo to: (A) notify Kyivstar in writing of the proposed Kyivstar Share Exchange, (B) notify the Ukrainian Securities Commission in writing of the proposed Kyivstar Share Exchange, and (C) publish an announcement regarding HoldCo’s proposed acquisition of the Telenor Kyivstar Shares in an official periodical of the Ukrainian Securities Commission; and
     (xi) not later than two (2) Business Days prior to the Closing Date, the Parties shall cause Kyivstar to post information concerning changes in its shareholders on the Ukrainian Securities Commission’s official website.
     Section 6.3 Conduct of Business.
     Each Party agrees to cause each of Kyivstar and, to the extent permitted by applicable Law, VimpelCom, prior to the Closing Date, except as otherwise contemplated in this Agreement or in any other Transaction Agreement or as otherwise agreed by Telenor Mobile and Altimo in writing, (a) to conduct its respective business in the ordinary course in accordance with present policies and as heretofore conducted, (b) to preserve its respective business organization materially intact, (c) consistent with efficient and economical management, to retain the services of its respective present officers, employees and agents to the end that Kyivstar and VimpelCom may retain their goodwill and preserve their business relationships with customers, suppliers and others, (d) to maintain or renew all existing Authorizations necessary to carry out their respective businesses as currently conducted and to comply with all of the terms and conditions thereof, (e) to report to the Parties or their Representatives, as and when requested in writing, concerning the status of their respective business and operations and (f) to declare and pay dividends in accordance with their respective established policies and procedures. To the extent permitted by applicable Law, the Parties shall not, and shall not permit any Person acting on behalf of any Party, Newco, HoldCo, Kyivstar or VimpelCom to, take any action that would, or that could reasonably be expected to, result in any of the conditions to Closing specified in ARTICLE VII not being satisfied.
     Section 6.4 Cooperation in Defense of Action.
     In the event that on or before the Closing Date, any Party shall become aware that Kyivstar, VimpelCom, Newco or HoldCo is threatened by, subject to or is liable to be subject to any Action (other than any Action specified in Schedule 7.3(e)) that would reasonably be expected to prevent the performance by the Parties of their obligations under the Transaction Agreements, such Party shall promptly notify the other Parties to such effect and cooperate fully and in good faith with the other Parties, Kyivstar, VimpelCom, Newco and HoldCo (as applicable) in defending against or bringing a counterclaim in respect of such Action. In such event, the Parties further agree to take (and to cause Kyivstar, VimpelCom, Newco and HoldCo to take, as required) all necessary steps, including executing any required legal instruments, in furtherance of defending the Parties, Kyivstar, VimpelCom, Newco and HoldCo (as applicable) or bringing a counterclaim in respect of such Action.
     Section 6.5 Best Efforts; Execution of Additional Documents.
     (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as commercially reasonable.

     (b) Without further consideration, within a reasonable period of time after the Closing, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such other documents and instruments, and shall take, or cause to be taken, all such other actions, as are necessary to consummate or evidence the consummation of the Transactions and the other actions contemplated by the Transaction Agreements, and to carry out any post-closing matters provided for thereunder.
     Section 6.6 Additional Disclosure.
     (a) The Alfa Parties shall promptly notify the Telenor Parties of, and furnish to the Telenor Parties, any information that the Telenor Parties may reasonably request relating to, the occurrence of any Event that would cause any of the conditions to any Alfa Party’s obligation to consummate the Transactions not to be fulfilled, including the occurrence of any Material Adverse Effect.
     (b) The Telenor Parties shall promptly notify the Alfa Parties of, and furnish to the Alfa Parties, any information that the Alfa Parties may reasonably request relating to, the occurrence of any Event that would cause any of the conditions to any Telenor Party’s obligation to consummate the Transactions not to be fulfilled, including the occurrence of any Material Adverse Effect.
     Section 6.7 Payment of Transaction Expenses.
     (a) The Parties shall cause Newco to pay all transaction-related costs, fees and expenses incurred in respect of the Transactions and taking the actions contemplated hereunder and under the other Transaction Agreements in furtherance of the Transactions. The Parties anticipate that such transaction-related costs will include legal fees, dealer/manager fees, SEC registration fees, exchange listing fees, printer and tender offer solicitation fees, independent auditor expenses, and entity registration and agent fees. To the extent Newco is unable to procure or raise such funds, Telenor Mobile and Altimo will lend the necessary funds to Newco in equal proportions on commercially reasonable terms.
     (b) The Parties shall cause Newco to use its best efforts to obtain adequate financing to pay all costs, fees and expenses required to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom Shareholders. If Newco is unable to obtain adequate financing on commercially reasonable terms, each of Telenor Mobile and Altimo shall, in equal proportions, provide debt funding to Newco on commercially reasonable terms in amounts sufficient to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom Shareholders. The Parties shall use their best efforts to cause Newco to repay any such Indebtedness as soon as practical following completion of the Squeezeout.
     (c) Notwithstanding the foregoing, each Party shall pay, without right of reimbursement (except for the rights of indemnification specified in ARTICLE VIII) from another Party or from Kyivstar or VimpelCom, its own costs and Taxes (including all transfer Taxes, registrar’s fees and depositary fees payable in respect of any securities or interests it is transferring or acquiring hereunder), as well as all the costs incurred by it incident to the preparation, execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder, whether or not the transactions contemplated thereby shall be consummated.
     Section 6.8 Cooperation on Tax Matters.
     The Parties shall without further consideration reasonably cooperate with each other, and shall cause their respective Representatives to reasonably cooperate with each other, in connection with the preparation of any Tax Returns and conducting any Tax audit or other proceeding in respect of Taxes of Newco, HoldCo, Storm, Kyivstar, VimpelCom and their respective Subsidiaries or a Tax audit (or other proceeding in respect of Taxes) in respect of such Tax Returns. In the event of any Tax audit, Tax hearing or other such Tax proceeding involving Newco, HoldCo, Storm, Kyivstar, VimpelCom or their respective Subsidiaries for which any Party may have any liability under or due to this Agreement, each Party shall provide reasonable notification to the other Parties prior to the commencement of such event, or if giving such notice is not reasonably practicable, then immediately upon commencement of any such event. During any such Tax proceeding, each Party agrees to reasonably consult and take into account the views (in a manner consistent with positions taken prior to the Execution Date) of the other Parties. Each Party shall also have the right to request that a Representative be present during such Tax audit, Tax hearing or other such Tax proceeding.
     Section 6.9 Obligations of the Alfa Parties with respect to Storm.
     (a) The Alfa Parties shall use their reasonable best efforts to cause each of the following actions to occur at or prior to the Closing (collectively, the “Storm Obligations”):
     (i) termination of all material contracts to which Storm is a party;
     (ii) repayment in full of all amounts due and owing by Storm under any contract, loan facility or vendor account payable set forth on the Disclosure Schedule;
     (iii) the sale or transfer by Storm of all of its ownership interests in Storm-1, Storm-2 and Storm-3, as well as any other Subsidiary of Storm, so that Storm will not have any ownership interests in any Person other than Kyivstar on the Closing Date;
     (iv) preparation, subject to Newco’s prior review and comment not less than ten (10) Business Days prior to the filing date therefor, of all Tax Returns that are required to be filed by or with respect to Storm for the latest taxable period ending on or before the Closing Date;
     (v) timely filing of any Tax Return that is required to be filed by or with respect to Storm for the latest taxable period ending on or before the Closing Date;
     (vi) payment of all Taxes and Tax liabilities due by or with respect to the income, assets or operations of Storm for the latest taxable period ending on or before the Closing Date;
     (vii) provision of a true, complete and correct copy of any Tax Returns filed pursuant to Section 6.9(a)(iv) or Section 6.9(a)(v) no later than ten (10) Business Days after any such Tax Return is filed;
     (viii) prior to the Closing Date, except as otherwise contemplated in this Agreement or in any other Transaction Agreement or as otherwise agreed by Telenor Mobile in writing, (A) conducting Storm’s business in the ordinary course in accordance with present policies and as heretofore conducted, (B) preserving Storm’s business organization materially intact, (C) declaring and paying dividends in accordance with Storm’s established policies and procedures, (D) not permitting Storm to take any action that would result in any of the conditions to the Closing specified in ARTICLE VII not being satisfied; and
     (ix) (A) preparing, or cause to be prepared, all Tax Returns for Storm in a manner which is consistent with applicable Ukrainian Tax Law with respect to the treatment of items on such Tax Returns; (B) causing Storm to refrain from incurring any material liability for Taxes other than in the ordinary course of business; and (C) causing Storm to refrain from entering into any settlement or closing agreement with a taxing authority that increases the Tax liability of Storm for any period without the consent of Telenor Mobile, which consent shall not be unreasonably withheld or delayed.
     (b) After the Closing Date, the Alfa Parties shall prepare, or cause to be prepared, with Newco’s cooperation and subject to Newco’s prior review and written approval not less than ten (10) days prior to the filing date therefor, all Tax Returns that are required to be filed by or with respect to Storm for any taxable period that begins prior to the Closing Date but continues after the Closing Date; provided that, except as otherwise provided in this Agreement, Newco shall pay and be responsible for any Taxes that are or will become due in respect of any period beginning after the Closing Date.
     (c) The Alfa Parties shall cause Storm to have no employees other than Storm’s general director as of the Closing Date.

     (d) Except as otherwise provided herein and in the Shareholders Agreement, on the Closing Date, the Alfa Parties shall cause there to be no powers of attorney in force given by Storm or any of its Subsidiaries, and no Person, as agent or otherwise, shall be entitled or authorized to bind or commit Storm or any of its Subsidiaries to any obligation that is not in the ordinary course of Storm’s business.
     Section 6.10 Post-Closing Obligations with respect to Kyivstar.
     Following completion of the Kyivstar Share Exchange, the Parties shall cause the following actions to be taken:
     (a) Within two (2) Business Days after the Closing Date, the Parties shall cause Kyivstar to post information concerning changes in its shareholders on the Ukrainian Securities Commission’s official website;
     (b) Within five (5) Business Days after the Closing Date, the Parties shall cause Kyivstar to publish information concerning HoldCo’s acquisition of the Telenor Kyivstar Shares in an official periodical of the Verkhovna Rada, the Cabinet of Ministers of Ukraine or the Ukrainian Securities Commission;
     (c) Within ten (10) Business Days after the Closing Date, the Parties shall cause Kyivstar to file information concerning HoldCo’s acquisition of the Telenor Kyivstar Shares with the Ukrainian Securities Commission;
     (d) Promptly following the Closing Date, the Parties shall cause Kyivstar to hold a general meeting of shareholders to approve amendments to Kyivstar’s charter evidencing its new ownership structure;
     (e) Within thirty (30) Business Days after the date on which amendments to Kyivstar’s charter are registered, the Parties shall cause Kyivstar to notify the National Communications Regulation Commission of Ukraine concerning such amendments and submit a certified copy of the amended Kyivstar charter; and
     (f) In accordance with the mandatory tender offer provisions of Article 65 of the Ukrainian JSC Law, not later than twenty (20) days after the Closing Date, the Parties shall cause HoldCo to make an irrevocable offer to Storm to buy all of its Kyivstar Shares, at a purchase price not less than market price (established by a licensed appraiser engaged by Kyivstar), and notify the Ukrainian Securities Commission that such an offer has been made. Within thirty (30) days of receiving such offer, the Parties shall cause Storm to hold a general meeting of participants to consider and reject the offer from HoldCo and deliver a letter with the relevant meeting minutes to Kyivstar and HoldCo confirming Storm’s rejection of such offer.
     Section 6.11 HoldCo Share Repurchase.
      As soon as reasonably practicable following the Closing, each Party shall use its reasonable best efforts to cause HoldCo to repurchase all HoldCo Shares held by Telenor East and Altimo at a price of €1.00 per HoldCo Share.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 General Conditions Precedent to the Parties’ Obligations to Commence the Exchange Offer.
     The obligations of the Parties and Newco to commence the Exchange Offer are subject to the fulfillment, at or before the commencement of the Exchange Offer Period, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties) and Altimo (on behalf of the Alfa Parties)):

     (a) No Orders. No Order or Action shall be in effect that prohibits, enjoins or otherwise makes illegal any of the transactions contemplated by any of the Transaction Agreements.
     (b) No Change in Law. No change in applicable Law or in the interpretation or enforcement thereof shall have occurred, where the effect of such change is to prohibit, or prevent the consummation by any Party of, any of the transactions contemplated by any of the Transaction Agreements.
     (c) Required Consents. The VimpelCom Consents shall have been obtained.
     (d) Registration Statement. The Registration Statement and related Schedule TO shall have been filed with the SEC and made publicly available in the United States by electronic filing in the SEC’s EDGAR system.
     (e) Russian Offering Document. The period for FSFM review of the Russian Offering Document shall have expired and no written request from the FSFM to amend the Russian Offering Document shall be outstanding.
     (f) No Action Letter. The SEC shall have issued a no-action letter granting relief (without imposing conditions for the granting of such relief that are inconsistent with the transactions contemplated by this Agreement) from (a) Rule 14d-10 and 14e-5 under the Exchange Act, allowing a bifurcated offer structure as contemplated by Rule 14d-1(d)(2)(ii) under the Exchange Act and (b) if necessary, Rule 14e-1(c) under the Exchange Act allowing prompt payment in accordance with Russian law or practice as contemplated by Rule 14d-1(d)(2)(iv) under the Exchange Act.
     (g) Governance of Newco. Telenor and Alfa shall have selected Newco’s CEO in accordance with the procedure described in Schedule 7.1(g) and caused Newco to have entered into an employment agreement with such individual, and the three (3) designees to become “Unaffiliated Directors” (as such term is defined in the Shareholders Agreement) shall have been identified by the Parties in accordance with the Shareholders Agreement, and such individuals shall have consented to be named in the Registration Statement to be filed with the SEC.
     Section 7.2 General Conditions Precedent to the Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.
     The obligations of the Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties) and Altimo (on behalf of the Alfa Parties)):
     (a) Exchange Offer. After giving effect to the tender of the Alfa VimpelCom Shares and the Telenor VimpelCom Shares in the Exchange Offer, the Exchange Offer Threshold shall have been achieved and all tenders of VimpelCom Shares in the Exchange Offer shall have been accepted.
     (b) No Orders. No Order or Action shall be in effect that prohibits, enjoins or otherwise makes illegal any of the transactions contemplated by any of the Transaction Agreements.
     (c) No Change in Law. No change in applicable Law or in the interpretation or enforcement thereof shall have occurred, where the effect of such change is to prohibit, or prevent the consummation by any Party of, any of the transactions contemplated by any of the Transaction Agreements.
     (d) Regulatory Approvals. The Parties shall have obtained the following Regulatory Approvals on an unconditional basis, and such Regulatory Approvals shall be in full force and effect in accordance with their respective terms:

     (i) the FAS and Strategic Sector Commission approvals specified in Section 6.2(b)(ii) and Section 6.2(b)(iii);
     (ii) the Ukrainian Antimonopoly Authority approval specified in Section 6.2(b)(iv);
     (iii) the regulatory consents and approvals specified in Schedule 7.2(d)(iii);
     (iv) a clearance, written clarification or opinion of counsel specified in Section 6.2(b)(vi) for each Specified European Country; and
     (v) the ruling of the Dutch tax authority specified in Section 6.2(b)(ix).
     (e) Execution of the Transaction Agreements. Each Transaction Agreement shall have been duly entered into by all parties thereto and shall be in full force and effect in accordance with its terms as of the Closing.
     (f) Required Consents. The VimpelCom Consents and the Kyivstar Consents shall have been obtained.
     (g) Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending by the SEC or any other Governmental Entity.
     (h) NYSE Listing. The Newco Common DRs issuable pursuant to the Exchange Offer and this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (i) Legal Opinions. The Parties shall have received the bring down legal opinions of Bermuda counsel to Newco and Dutch counsel to HoldCo specified in Schedule 7.2(i), in each case, in substantially the form set forth on Exhibit D.
     (j) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
     Section 7.3 General Conditions Precedent to the Telenor Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.
     The obligations of the Telenor Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties)):
     (a) Accuracy of Representations and Warranties. Except as otherwise specifically provided therein, the representations and warranties of the Alfa Parties contained in ARTICLE III and ARTICLE IV shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except to the extent made as of the Execution Date, and the Alfa Parties shall have delivered to the Telenor Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Altimo.
     (b) No New Actions. No Action shall have been commenced in Russia, Ukraine or any other jurisdiction that is a member of the CIS against any Telenor Party or any of its Affiliates (excluding Newco, HoldCo, VimpelCom, Kyivstar or any of their respective Subsidiaries) which (i) prevents the consummation by the Parties of any of the transactions contemplated by the Transaction Agreements by the Cut-off Date or the performance by any Telenor Party of its material obligations under any Transaction Agreement to which it is a party or (ii) is a Telenor Qualifying Action.

     (c) Performance of Covenants. Each and all of the covenants and agreements of the Alfa Parties to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by the Alfa Parties, and the Alfa Parties shall have delivered to the Telenor Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Altimo.
     (d) Legal Opinions. The Telenor Parties shall have received the bring down legal opinions specified in Schedule 7.3(d), in each case, in substantially the form set forth on Exhibit D.
     (e) Withdrawal of Legal and Regulatory Proceedings. The legal and regulatory proceedings specified in item 1 of Schedule 7.3(e) and any related enforcement actions shall have been withdrawn in their entirety, any underlying orders and injunctions shall have been withdrawn, and all such proceedings shall have been dismissed with prejudice (prekrascheniye proizvodstva po delu), in each case, without any cost or loss to any Telenor Party or any of its Affiliates (other than any costs or fees paid prior to the Execution Date and thereafter any ongoing attorneys’ fees and expenses), and Telenor East shall have received copies of official documents sufficient to evidence the withdrawal and dismissal with prejudice of all such proceedings, any related enforcement actions and any underlying orders and injunctions. In addition, unless otherwise waived pursuant to this Agreement, the regulatory proceedings specified in item 2 of Schedule 7.3(e) shall have been terminated in their entirety, without any cost or loss to any Telenor Party or any of its Affiliates (other than any costs or fees paid prior to the Execution Date and thereafter any ongoing attorneys’ fees and expenses), and Telenor Mobile shall have received copies of official documents sufficient to evidence the termination of such regulatory proceedings.
     Section 7.4 General Conditions Precedent to Alfa Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.
     The obligations of the Alfa Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Altimo (on behalf of the Alfa Parties)):
     (a) Accuracy of Representations and Warranties. Except as otherwise specifically provided therein, the representations and warranties of the Telenor Parties contained in ARTICLE III and ARTICLE V shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except to the extent made as of the Execution Date, and the Telenor Parties shall have delivered to the Alfa Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Telenor Mobile.
     (b) No New Actions. No Action shall have been commenced in Russia, Ukraine or any other jurisdiction that is a member of the CIS against any Alfa Party or any of its Affiliates (excluding Newco, HoldCo, VimpelCom, Kyivstar or any of their respective Subsidiaries) which (i) prevents the consummation by the Parties of any of the transactions contemplated by the Transaction Agreements by the Cut-off Date or the performance by any Alfa Party of its material obligations under any Transaction Agreement to which it is a party or (ii) is an Alfa Qualifying Action.
     (c) Performance of Covenants. Each and all of the covenants and agreements of the Telenor Parties to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by the Telenor Parties, and the Telenor Parties shall have delivered to the Alfa Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Telenor Mobile.
     (d) Legal Opinions. The Alfa Parties shall have received the bring down legal opinions specified in Schedule 7.4(d), in each case, in substantially the form set forth on Exhibit D.

ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Indemnification by the Alfa Parties.
     The Alfa Parties will indemnify, defend, save and hold each of the Telenor Parties and any of their Affiliates (excluding Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Kyivstar and VimpelCom) and any of their respective Representatives (collectively, the “Telenor Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other reasonable costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any Telenor Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Alfa Parties in ARTICLE III, ARTICLE IV or in any certificate delivered pursuant to this Agreement, excluding the Storm Warranties, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Alfa Parties under this Agreement, excluding the Storm Obligations; provided that
     (a) because the Break Fee is, pursuant to Section 9.2(c), the exclusive remedy for any loss suffered as a result of the termination of this Agreement prior to Closing, the indemnity under this Section 8.1 shall apply only in respect of claims for indemnification arising on or after the Closing;
     (b) no Telenor Affiliate shall be entitled to recover any amount under this Section 8.1 unless and until the aggregate amount which the Telenor Affiliates are entitled to recover in respect of any claim for indemnification exceeds US$4,000,000 (or the equivalent thereof in any other currency), in which event the entire amount of such claims shall be recoverable;
     (c) individual claims of less than US$500,000 (or the equivalent thereof in any other currency) may not be aggregated for the purposes of reaching the US$4,000,000 threshold;
     (d) the Alfa Parties shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Alfa Parties by a Telenor Affiliate in accordance with Section 10.8 within the survival period specified in Section 10.5;
     (e) the Alfa Parties shall have no liability under this Section 8.1 in respect of any claim to the extent that it arose or is increased as a direct result of an increase in rates of any Tax implemented on or after the Closing Date or the passing of any legislation after the Closing Date with retroactive effect;
     (f) no Telenor Affiliate shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter;
     (g) if any potential claim shall arise by reason of a liability which is contingent only, then the Alfa Parties shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and
     (h) the Alfa Parties shall have no liability in respect of any claim:
     (i) for punitive damages, except to the extent such punitive damages are payable to a third Person, or
     (ii) to the extent any Telenor Affiliate had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

     Section 8.2 Indemnification by Altimo in respect of Storm.
     (a) In addition and without prejudice to the indemnity in Section 8.1, Altimo will severally indemnify, defend, save and hold each of Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Storm and Kyivstar (collectively, the “Storm Indemnified Parties”) harmless from and against any and all Tax, damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, reasonable consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) (collectively, “Losses”) actually incurred or sustained by any Storm Indemnified Party (x) which shall arise out of or result from, whether directly or indirectly, HoldCo’s acquisition of the Storm Interests or HoldCo’s ownership of the Alfa Kyivstar Shares through Storm and (y) which would not have arisen out of or resulted from, whether directly or indirectly, HoldCo’s direct acquisition or ownership of the Alfa Kyivstar Shares. Without limitation to the generality of the foregoing, indemnifiable Losses under this Section 8.2 shall include, but not be limited to, those Losses which shall arise out of or result from the following (to the extent such Losses would not have arisen out of or resulted from HoldCo’s direct acquisition or ownership of the Alfa Kyivstar Shares other than through Storm):
     (i) any breach or inaccuracy in respect of any of the Storm Warranties or the noncompliance with or nonperformance of any Storm Obligation;
     (ii) any and all Taxes that are or will become due in respect of Storm or any of its Subsidiaries for any period ending on or prior to the Closing Date, and, with respect to any taxable year or other taxable period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date;
     (iii) any and all Taxes that are or will become due or that are imposed as a direct or indirect result of Storm’s ownership or deemed disposition of the Alfa Kyivstar Shares or HoldCo’s ownership or deemed disposition of the Storm Interests;
     (iv) any and all Taxes that are or will become due or that are imposed as a direct or indirect result of HoldCo’s receipt of dividends or distributions made by or through Storm; and
     (v) any and all Taxes and other Losses arising out of or resulting from, whether directly or indirectly, the implementation of a Restructuring Proposal in accordance with its terms and as provided in Section 8.2(h)(iv).
     (b) Notwithstanding anything in Section 10.5, all indemnification obligations contained in this Section 8.2, as well as liability under this Section 8.2 for any breach or inaccuracy of any Storm Warranty or any noncompliance or nonperformance of any Storm Obligation, shall survive the Closing Date and remain in effect until the fifth (5th) anniversary of the Closing Date, as such period may be extended in accordance with Section 8.2(h) (such period, as it may be extended in accordance with Section 8.2(h), the “Storm Indemnity Period”).
     (c) Any Taxes arising out of or attributable to an event described in Section 8.2(a) above shall exclude any Taxes for which any Storm Indemnified Party becomes liable as a result of any voluntary action taken by any Storm Indemnified Party, except (i) any action taken pursuant to a Restructuring Proposal accepted by Newco, (ii) any distribution of dividends by or through Storm, (iii) any action necessary to comply with a change in any applicable Law or Order or (iv) any action necessary to comply with an audit or to defend against any challenge by, or contest with, a Governmental Entity; provided that Altimo and its advisors shall be given a reasonable opportunity, subject to Section 8.4, to participate in any such audit, challenge or contest; and provided further that, if Altimo does not elect to assume the defense of such audit, challenge or contest in accordance with Section 8.4, the Storm Indemnified Parties shall be entitled to take any such action in their sole discretion.
     (d) No Storm Indemnified Party shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter. If any potential claim shall arise by reason of a liability which is contingent only, then Altimo shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual.
     (e) Altimo’s aggregate liability under this Section 8.2 shall be limited to US$1,000,000,000.
     (f) In the event that Altimo makes any payment in respect of any indemnifiable Losses, Altimo shall be subrogated to the extent of such payment to any related rights of recovery of the Storm Indemnified Parties receiving such payment against any third party; provided that the Storm Indemnified Parties shall have no obligation to pursue such rights of recovery in their own names, but may, in their sole discretion, assign such rights of recovery to Altimo.
     (g) For purposes of this Section 8.2, the amount of any indemnifiable Losses shall be reduced by, or the amount of any indemnity payment already made pursuant to this Section 8.2 shall be returned to Altimo, in an amount equal to:
     (i) any net Tax benefit that actually reduces Taxes otherwise payable by the Storm Indemnified Parties arising from the incurrence or payment of such indemnifiable Losses (determined on a with and without basis) if such Tax reduction occurs in the Tax year in which such indemnifiable Losses are incurred or paid or the immediately succeeding three Tax years; provided that, for the avoidance of doubt, any net Tax benefit that actually reduces Taxes otherwise payable by a Storm Indemnified Party in a Tax year subsequent to the Tax year in which the indemnifiable Loss is incurred or paid will be paid to Altimo when such net Tax benefit actually is received rather than being taken into account to reduce an indemnifiable Loss for which Altimo must indemnify pursuant to this Section 8.2; and
     (ii) any amounts that are actually received by the Storm Indemnified Parties under any insurance policy covering such indemnifiable Losses less (A) the reasonably estimated amount of increased future premiums resulting therefrom, (B) any costs incurred in connection with such recovery and all deductibles, and (C) any co-payments and similar obligations; provided that, for the avoidance of doubt, any amounts actually received under any insurance policy will be paid to Altimo when such amount actually is received rather than being taken into account to reduce an indemnifiable Loss for which Altimo must indemnify pursuant to this Section 8.2;
     (h) (i) At any time prior to the fifth (5th) anniversary of the Closing Date, Altimo may present a proposal (a “Restructuring Proposal”) to Newco’s board of directors for restructuring HoldCo’s ownership of Kyivstar and the Storm Interests through a merger, liquidation or other corporate restructuring involving or in respect of Storm that, based on the written advice referred to below, will more likely than not mitigate any Taxes that are or may become due or payable and that may result in an indemnification claim being made in respect of Section 8.2(a)(iii), Section 8.2(a)(iv) or Section 8.2(a)(v) (each, a “Restructuring Indemnity Claim”). Any Restructuring Proposal (and any revised Restructuring Proposal delivered pursuant to Section 8.2(h)(ii)) must be accompanied by written advice from an internationally recognized tax advisory firm with a Ukrainian office describing the Tax and accounting implications of undertaking the Restructuring Proposal and concluding that such Restructuring Proposal will more likely than not reduce or eliminate the Taxes that could result in the Restructuring Indemnity Claim(s) identified in such written advice, together with a legal opinion from a law firm with a Ukrainian office describing the corporate and other legal implications of undertaking the transactions described in the Restructuring Proposal and confirming that such transactions, if implemented as described therein, should not violate applicable Law, subject to such exceptions, qualifications and assumptions as are customary for such a legal opinion. In addition, Altimo shall cause its tax and legal advisors to be reasonably available to Newco and its advisors to discuss the Restructuring Proposal.
     (ii) Within twenty (20) Business Days of receiving a Restructuring Proposal that complies with Section 8.2(h)(i), Newco must either accept or reject the Restructuring Proposal (which rejection states in writing the reasons for such rejection) or respond with a revised restructuring proposal that reflects the results of Newco’s discussions with Altimo and its advisors. If Newco responds with a revised proposal, Altimo shall have ten (10) Business Days in which to review the revised proposal and respond to Newco with Altimo’s revised

Restructuring Proposal (which may or may not incorporate elements of Newco’s revised proposal), which shall then become the Restructuring Proposal for purposes of this Section 8.2(h). Upon delivery of any revised Restructuring Proposal, Newco shall have an additional ten (10) Business Days to determine whether to accept or reject the Restructuring Proposal.
     (iii) If Newco does not respond to Altimo within the response periods contained in the foregoing clause (ii) or Newco rejects a Restructuring Proposal that complies with Section 8.2(h)(i), then Altimo shall have no subsequent liability in respect of any Taxes that are or will become due and payable because such Restructuring Proposal is not implemented.
     (iv) If Newco accepts the Restructuring Proposal, it shall take the necessary steps to implement the Restructuring Proposal as promptly as practical, and shall keep Altimo informed, and consult with Altimo, regarding Newco’s implementation of the Restructuring Proposal. Subject to the limitations contained in this Section 8.2, Altimo shall be liable for the aggregate amount of all Losses actually incurred or sustained by any Storm Indemnified Party arising out of or resulting from, whether directly or indirectly, the Restructuring Indemnity Claims identified pursuant to Section 8.2(a)(h)(i) and the implementation of the Restructuring Proposal in accordance with its terms, subject to the limitations contained in this Section 8.2. Notwithstanding the implementation of any Restructuring Proposal prior to the end of the five (5)-year period specified in Section 8.2(b), Altimo shall, during such five-year period, remain liable for all other indemnifiable Losses as are specified in Section 8.2(a).
     (v) Upon Newco’s acceptance of any Restructuring Proposal, the claim limitation period contained in Section 8.2(b) shall, with respect to indemnification claims for Taxes under this Section 8.2, be extended for an additional three (3)-year period following the date of the completion of the Restructuring Proposal. For the avoidance of doubt, if such three (3)-year extended period commences prior to the end of the five (5)-year period specified in Section 8.2(b), such extended period shall not reduce the five (5)-year period or, during such five (5)-year period, limit the scope of any indemnifiable Losses for which Altimo is liable under Section 8.2(a).
     (i) Telenor Mobile shall be entitled to enforce the rights of each Storm Indemnified Party on behalf of each Storm Indemnified Party under this Section 8.2, including, without limitation, the rights of Newco under Section 8.2(h), as if Telenor Mobile were itself the Storm Indemnified Party entitled to indemnification under this Section 8.2, without the need for any corporate action of any Storm Indemnified Party. In order to ensure Telenor Mobile’s ability to so enforce such rights, Newco shall execute and deliver to Telenor Mobile on the Execution Date a durable and irrevocable power of attorney in favor of Telenor Mobile.
     Section 8.3 Indemnification by the Telenor Parties.
     The Telenor Parties will indemnify, defend, save and hold each of the Alfa Parties and any of their Affiliates (excluding Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Kyivstar and VimpelCom) and any of their respective Representatives (collectively, the “Alfa Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other reasonable costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any Alfa Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Telenor Parties in ARTICLE III, ARTICLE V or in any certificate delivered pursuant to this Agreement, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Telenor Parties under this Agreement; provided that
     (a) because the Break Fee is, pursuant to Section 9.2(c), the exclusive remedy for any loss suffered as a result of the termination of this Agreement prior to Closing, the indemnity under this Section 8.3 shall apply only in respect of claims for indemnification arising on or after the Closing;
     (b) no Alfa Affiliate shall be entitled to recover any amount under this Section 8.3 unless and until the aggregate amount which the Telenor Affiliates are entitled to recover in respect of any claim for indemnification exceeds US$4,000,000 (or the equivalent thereof in any other currency), in which event the entire amount of such claims shall be recoverable;
     (c) individual claims of less than US$500,000 (or the equivalent thereof in any other currency) may not be aggregated for the purposes of reaching the US$4,000,000 threshold;
     (d) the Telenor Parties shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Telenor Parties by an Alfa Affiliate in accordance with Section 10.8 within the survival period specified in Section 10.5;
     (e) the Telenor Parties shall have no liability in respect of any claim to the extent that it arose or is increased as a direct result of an increase in rates of any Tax implemented on or after the Closing Date or the passing of any legislation after the Closing Date with retroactive effect;
     (f) no Alfa Affiliate shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter;
     (g) if any potential claim shall arise by reason of a liability which is contingent only, then the Telenor Parties shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and
     (h) the Telenor Parties shall have no liability in respect of any claim:
     (i) for punitive damages, except to the extent such punitive damages are payable to a third Person, or
     (ii) to the extent any Alfa Affiliate had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.
     Section 8.4 Third-Party Claims.
     (a) Promptly after service of notice of any Action by any third Person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Party in receipt of the claim (the “Indemnified Party”) shall promptly notify the other Party (or Parties as the case may be) (the “Indemnifying Party”) of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.
     (b) Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defense of any such Action or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than twenty (20) days following the aforesaid notice)), the Indemnified Party shall assume the defense of any such Action or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.
     (c) If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such Action and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel or (ii) the named parties to any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim, admission of liability, agreement or compromise in respect of a claim by either Party shall be made without the prior written consent of the other Party (or Parties as the case may be), which consent shall not be unreasonably withheld or delayed.
     (d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such Action (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.
     Section 8.5 Exclusive Remedies.
     After the Closing, the indemnification provided in this ARTICLE VIII, the respective obligations of CTF under the CTF Guarantees and Telenor ASA under the Telenor Guarantee shall be the sole and exclusive remedy of any Party for any claim arising under this Agreement against another Party (other than claims for specific performance), and the Parties hereby waive any and all other remedies, including rescission of this Agreement and any and all such other remedies as may be provided by Law.
     Section 8.6 Limitation on Liability.
     Subject to Section 9.2(c), the Alfa Parties’ aggregate liability in respect of claims arising on or after the Closing under this Agreement (other than claims made pursuant to Section 8.2) shall not exceed US$3,000,000,000, and the Telenor Parties’ aggregate liability in respect of claims arising on or after the Closing under this Agreement shall not exceed US$3,000,000,000.
ARTICLE IX
TERMINATION
     Section 9.1 Termination.
     Except as provided in Section 9.2, Section 10.5 and Section 10.13(d), if this Agreement is validly terminated pursuant to this Section 9.1, this Agreement, other than the provisions of ARTICLE I, ARTICLE IX, ARTICLE X (except Section 10.11 and Section 10.12), and Section 6.7, shall become void and have no effect, without any liability on the part of any Party or its respective directors, officers, or shareholders, as the case may be. This Agreement may be validly terminated before the Closing:
     (a) by the mutual written agreement of the Parties;
     (b) by either Telenor Mobile (on behalf of the Telenor Parties) or Altimo (on behalf of the Alfa Parties) (such Party, the “Terminating Party”):
     (i) if the Closing shall not have occurred on or before 5:00 p.m. GMT on June 30, 2010 (the “Cut-off Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Terminating Party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Cut-off Date; and
     (ii) upon the occurrence of (x) a Material Adverse Effect specified in clause (b) of the definition thereof or (y) any other Material Adverse Effect that cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Cut-off Date or (B) the date that is ninety (90) days after the date on which such Material Adverse Effect occurred; provided that a Terminating Party may not terminate this Agreement pursuant to this Section 9.1(b)(ii) if the Terminating Party or any of its Affiliates have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement; and
     (iii) if:
          (x) any Alfa Party (where Telenor Mobile is the Terminating Party) or any Telenor Party (where Altimo is the Terminating Party) (such Party, together with such Party’s Affiliates listed on Schedule I or Schedule II, as applicable, the “Breaching Parties”) shall have materially breached or materially failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement (other than representations and warranties made only as of the Execution Date and not repeated as of the Closing Date) or if any representation or warranty of such Breaching Party shall become untrue, and
          (y) such material breach, material failure to perform or untrue representation or warranty (i) would give rise to the failure of a condition set forth in ARTICLE VII (it being understood that a representation or warranty can only become untrue at a given time and give rise to the failure of a condition set forth in ARTICLE VIII if such representation or warranty would not be true in all material respects had it been made at such time), and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Cut-off Date or (B) the date that is ninety (90) days after the date on which the Breaching Parties are notified by the Terminating Party of such material breach, material failure to perform or untrue representation or warranty;
provided that a Terminating Party may not terminate this Agreement pursuant to this Section 9.1(b)(iii) if the Terminating Party or any of its Affiliates have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement.
     Section 9.2 Procedure and Effect of Termination; Break Fee.
     (a) In the event of a termination of this Agreement pursuant to Section 9.1(b)(iii) above (except where the Breaching Parties could also terminate this Agreement pursuant to Section 9.1(b)(iii)), the Terminating Party may make a demand upon the Breaching Parties to pay US$50,000,000 (the “Break Fee”), which will accrue interest at a rate of 5% per annum from (and including) the date of such demand to (but excluding) the date of payment of the Break Fee.
     (b) A Terminating Party which elects the right to demand a Break Fee must exercise its right within thirty (30) Business Days after the date on which it delivers a termination notice to the Breaching Parties or any such right will be deemed waived.
     (c) The Terminating Party’s right to receive payment of the Break Fee pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Parties for any loss suffered as a result of a termination of this Agreement prior to Closing, and upon payment of the Break Fee, together with any amounts due pursuant to Section 9.2(a), none of the Parties or any of their respective former, current, or future officers, directors, stockholders, Affiliates or other Representatives shall have any further liability or obligation relating to or arising out of the termination of this Agreement. Each Party agrees that it may not claim any additional damages or pursue any additional remedies other than as provided in this Section 9.2 as a result of the termination of this Agreement and hereby waives any right to seek any additional remedies or damages, including punitive, exemplary, consequential or special damages, that might otherwise be available in law or in equity in connection with the termination of this Agreement.
     (d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty but a reasonable estimate of the damages which the aggrieved parties will incur as a result of such termination.

ARTICLE X
MISCELLANEOUS
     Section 10.1 Joint and Several Liability.
     (a) Except as otherwise specifically provided herein, to the extent permitted by Law, each Alfa Party hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Alfa Parties under this Agreement shall be joint and several, whether or not so expressed, and the joint and several liability of the Alfa Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any Alfa Party.
     (b) Except as otherwise specifically provided herein, to the extent permitted by Law, each Telenor Party hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Telenor Parties under this Agreement shall be joint and several, whether or not so expressed, and the joint and several liability of the Telenor Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any Telenor Party.
     Section 10.2 Severability.
     It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof, nor shall it affect the validity or enforceability of the offending term or provision in any other jurisdiction.
     Section 10.3 Integration; Proceedings.
     (a) This Agreement (including the Exhibits and Schedules attached hereto) and the other Transaction Agreements constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.
     (b) Certain of the Alfa Parties and certain of their Affiliates, on the one hand, and the Telenor Parties and certain of their Affiliates, on the other, are parties to the Proceedings. If for whatever reason the Closing does not occur on or prior to the Cut-off Date or this Agreement is terminated on or prior to the Cut-off Date, nothing in this Agreement or any other Transaction Agreement shall limit or prevent any Party or any of its Affiliates from continuing to prosecute or defend any of the Proceedings, and, in such event, (i) any Party may continue to prosecute or defend any Proceeding as if this Agreement did not exist, and (ii) the Parties agree not to seek, or permit their respective Affiliates to seek, a dismissal, stay, postponement or other similar relief in respect of any Proceeding by reason (in whole or in part) of this Agreement or any other Transaction Agreement.
     Section 10.4 Assignment.
     This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any of the Telenor Parties without the prior written consent of Altimo or by any of the Alfa Parties without the prior written consent of Telenor Mobile.
     Section 10.5 Survival.
     All representations and warranties contained in this Agreement (including the Schedules hereto) or in any certificate delivered hereunder will be deemed to be representations and warranties under this Agreement as to the matters covered thereby. The representations, warranties and covenants contained in this Agreement shall survive the Closing Date, and, except as otherwise provided in Section 8.2, the liability for breach of any representation, warranty or covenant shall survive for a period of eighteen (18) months following the Closing Date; provided that if at end of the relevant survival period any Action is ongoing with respect to the breach of a representation, warranty or covenant, the validity of which would otherwise have expired, then the applicable survival period solely with respect to the disputed representation, warranty or covenant shall be automatically extended until the Action is fully and finally resolved.
     Section 10.6 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     Section 10.7 Amendment; Waiver; Requirement of Writing.
     This Agreement cannot be amended other than pursuant to the written agreement of each Party, and no performance, term or condition hereof may be waived in whole or in part except by a writing signed by the Party against whom enforcement of the waiver is sought or who is entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.
     Section 10.8 Notices.
     Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:
If to the Alfa Parties:
Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350 200 419 88
Attention: Franz Wolf
with a copy to:
Altimo Holdings & Investments Ltd.
Savvinskaya nab., 11
Moscow 119435
Russia
Facsimile No.: +7 495 981 44 88
Attention: Yuri Musatov

and to:
Jones Day
51 Louisiana Avenue, N.W.
Washington, DC 20001-2113
USA
Facsimile No.: +1 202 626 1700
Attention: Vladimir Lechtman
If to the Telenor Parties:
Telenor Mobile Communications AS
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 48 18
Attention: Jan Edvard Thygesen
with a copy to:
Advokatene i Telenor
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 24 32
Attention: Bjørn Hogstad
and to:
Orrick, Herrington & Sutcliffe (Europe) LLP
Tower 42, Level 35
25 Old Broad Street
London EC2N 1HQ
United Kingdom
Facsimile No.: +44 207 628 0078
Attention: Peter O’Driscoll
or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.
     Section 10.9 Applicable Law.
     This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.
     Section 10.10 Dispute Resolution.
     (a) Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, and whether brought by a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the one hand, against a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the other hand, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:
     (i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.
     (ii) (A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) notwithstanding Section 10.9, the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.
     (iii) The following procedures shall govern the selection of arbitrators:
     (A) Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.
     (B) In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with Section 10.10(a)(iii)(A) above appointing authority for the third arbitrator shall be the LCIA (the “LCIA”), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.
     (C) Following the appointment by a claimant or claimants or a respondent or respondents of the first arbitrator in circumstances in which there is more than one claimant party or respondent party, the remaining claimants or respondents, as the case may be, shall attempt to agree between or among themselves on the appointment of a second arbitrator within thirty (30) days after the appointment of the first arbitrator, and to appoint such individual to serve as the second arbitrator. Should they (i) fail to so agree, and (ii) provide written notice of such disagreement within thirty (30) days of the appointment of the first arbitrator, then, within ten (10) days after the date of the first such notice, any such claimant or respondent may nominate a candidate to serve as the second arbitrator. Within thirty (30) days after the end of such ten (10) day period for nominations, the LCIA shall choose one of the candidates so nominated to serve as the second arbitrator, in accordance with such rules as it may adopt for such purpose. The arbitration (including with respect to the appointment of the third arbitrator) shall thereafter proceed in accordance with this Section 10.10.
     (iv) The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.
     (v) The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 10.10(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.
     (vi) The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

     (vii) The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.
     (b) Except for arbitration proceedings pursuant to Section 10.10(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement. Each Party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.
     (c) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement or any other Transaction Agreement may be brought in a single arbitration proceeding. Upon the request of any party to an arbitration proceeding constituted under this Agreement or any other Transaction Agreement, the arbitral tribunal shall consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or any other Transaction Agreement, if (i) all parties concerned agree, or (ii) the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on the question of consolidation by the arbitral tribunal constituted hereunder and any other tribunal constituted under this Agreement or any other Transaction Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the following provisions shall apply. Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall control and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration proceeding. Where the parties in the two proceedings are not identical, and subject always to clauses (i) and (ii) above, the ruling of the arbitral tribunal constituted first in time shall control, but a new arbitral tribunal for any consolidated arbitration proceeding shall be constituted in accordance with the provisions of Section 10.10(a)(iii)(A). For the purpose of the constitution of the arbitral tribunal under that provision, and without prejudice to any party’s rights under applicable limitation period, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order of consolidation. The parties also expressly agree that any party to any other Transaction Agreement may, at the request of any party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitration proceeding commenced under this Agreement.
     (d) Each Party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of and all process against it in any action, suit or proceeding permitted by this Section 10.10, with the same effect as if such Party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile in accordance with Section 10.8. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in London, reasonably satisfactory to the other Parties, with like powers. Each party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 10.10(b) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the Commercial Court in London, England in response to an action commenced or a motion or application made by another Party or its agents, Affiliates or

Representatives in such other court). Notwithstanding the foregoing, each Party agrees that it shall not, directly or indirectly, whether through any agent, Affiliate, Representative or otherwise, apply for any interim, provisional or conservatory measures in connection with an arbitration before any court located in the United States, the Russian Federation or Ukraine; provided, however, that nothing in this Section 10.10(d) shall preclude, in any manner whatsoever, any Party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 10.10.
     (e) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.
     Section 10.11 Standstill.
     Each Party represents that it is familiar with the Exchange Act, the rules and regulations thereunder and related legislation and principles of common law forbidding insider trading of securities. Each Alfa Party and each Telenor Party shall refrain, and shall cause its respective directly controlled Affiliates to refrain, from trading in VimpelCom Shares; provided, however, that this Section 10.11 shall not apply to Alfa Bank’s brokerage business. For the avoidance of doubt, this Section 10.11 does not apply to any transaction involving VimpelCom debt securities; nor shall this Agreement constitute an amendment or waiver of any provision of the Registration Rights Agreement dated as of May 30, 2001 between and among Telenor East, Eco Telecom and VimpelCom.
     Section 10.12 Public Announcements.
     Prior to the completion of the Squeezeout, no Party shall, and each Party shall use its commercially reasonable efforts to cause its Representatives, Kyivstar, VimpelCom and their respective Representatives not to, make any press release, public statement or public announcement with respect to the Transactions, this Agreement, any other Transaction Agreement, or the matters contemplated hereby or thereby, including in connection with the marketing of any Newco Shares, or the Transaction, during any “road show” or any appearance before rating agencies, without (a) in the case of the Telenor Parties, obtaining the prior written approval of Altimo and (b) in the case of the Alfa Parties, obtaining the prior written approval of Telenor Mobile, except, in each case, as may be required by applicable Law, the regulations of securities exchanges or pursuant to a script or other form of communication, approved in advance by Altimo and Telenor Mobile. In addition, promptly following the Execution Date, the Parties shall agree on forms of analyst presentations, scripts for question-and-answer sessions and public statements and undertake to follow, and cause their respective Representatives to follow, such forms without material deviation unless otherwise approved pursuant to this Section 10.12. Approvals under this Section 10.12 shall not be unreasonably withheld or delayed.
     Section 10.13 Confidentiality.
     (a) Each Party agrees that Information (as defined below) will be kept confidential by such Party and its Representatives and will not be disclosed or divulged to any other Person without the express prior written consent of the other Parties. Nothing in this Agreement shall preclude a Party or its Representatives from disclosing Information which (a) is or becomes generally available in the public domain other than as a result of a disclosure by the Party or its Representatives receiving the Information in violation of the terms of this Agreement, (b) was available to such Party or its Representatives on a non-confidential basis prior to its disclosure, (c) becomes available to such Party or it Representatives on a non-confidential basis from a source other than another Party or its Representatives, VimpelCom or Kyivstar, provided that such source was not known by such Party (after making appropriate inquiries) to be prohibited from disclosing such Information by a contractual or legal obligation to another Party or its Affiliates or (d) has been developed by such Party or its Representatives independently of any Information supplied hereunder. As used herein, “Information” means any non-public, confidential or proprietary information received from any Party or its Representatives, VimpelCom or Kyivstar, whether in oral, written, visual, magnetic, electronic or other form and regardless of whether such information is specifically identified as “confidential,” together with any analyses, compilations, studies or other documents which contain or otherwise reflect such information.
     (b) Each Party is permitted to disclose the Information to its Representatives; provided that such Party shall inform its Representatives of the confidential nature of such Information and shall direct them to treat such Information as confidential in accordance with the terms hereof. Each Party will be responsible for any breach by it or, if applicable, its Representatives of this Agreement. Each Party agrees to take all reasonable measures to restrain its Representatives from unauthorized disclosure or use of Information.
     (c) A Party and its Representatives may disclose any Information to satisfy a deposition, interrogatory, discovery request, subpoena, civil investigation claim or other similar process of a legal demand by a competent Governmental Entity; provided, however, that in such circumstances, the Party or Representative seeking to disclose (the “Disclosing Party”) shall, to the extent practicable, advise the other Parties prior to disclosure so that such other Parties have an opportunity to seek a protective order or otherwise defend, limit or protect against such production or disclosure; provided further that the Disclosing Party shall disclose only that portion of the Information which is legally required to be disclosed.
     (d) The obligations in this Section 10.13 shall survive, and remain valid and in full force, for a period of eighteen (18) months from the Execution Date. This Section 10.13 shall expire, and cease to have any force or effect, at the end of such eighteen (18) month period.
     Section 10.14 No Strict Construction.
     The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Agreement.
     Section 10.15 No Third Party Beneficiaries.
     Nothing in this Agreement will be construed as giving any Person any right, remedy or claim under or in respect of this Agreement or any provision hereof, other than the Parties and, to the extent provided in ARTICLE VIII, the Telenor Affiliates, the Alfa Affiliates, the Storm Indemnified Parties and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the Parties have executed this Share Exchange Agreement as of the Execution Date.

The Telenor Parties Telenor Mobile Communications AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor East Invest AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina I AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina II AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina III AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina IV AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina V AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina VI AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Telenor Ukraina VII AS
By	/s/ Bjørn Hogstad
	Name:	Bjørn Hogstad
	Title:	Authorized Signatory

Signature Page to Share Exchange Agreement

The Alfa Parties Altimo Holdings & Investments Ltd.
By	/s/ Franz Wolf
	Name:	Franz Wolf
	Title:	Director

Eco Telecom Limited
By	/s/ Franz Wolf
	Name:	Franz Wolf
	Title:	Director

Alpren Limited
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Attorney

Hardlake Limited
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Attorney

Altimo Cooperatief U.A.
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Director

By	/s/ Eleonora Jongsma
	Name:	Eleonora Jongsma
	Title:	Director

Signature Page to Share Exchange Agreement